Exhibit 2.1
STOCK PURCHASE AGREEMENT

BY AND AMONG

TRECORA RESOURCES,

TEXAS OIL & CHEMICAL CO. II, INC.,

SSI CHUSEI, INC.

AND

SCHUMANN/STEIER HOLDINGS, LLC

DATED AS OF SEPTEMBER 19, 2014

TABLE OF CONTENTS

ARTICLE I	SALE AND PURCHASE	1

Section 1.1.	Purchase by the Buyer	1
Section 1.2.	Purchase Price	1
Section 1.3.	Indemnification Holdback	1
Section 1.4.	Closing	2
Section 1.5.	Post-Closing Purchase Price Adjustment	3
Section 1.6.	Excluded and Assigned Liabilities	4

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE SELLER	4

Section 2.1.	Organization	5
Section 2.2.	Subsidiaries	5
Section 2.3.	Good Standing	5
Section 2.4.	Authorization/Corporate Power	5
Section 2.5.	Capitalization	6
Section 2.6.	Ownership of the Shares	7
Section 2.7.	Financial Statements/Undisclosed Liabilities	7
Section 2.8.	Events Since June 30, 2014	7
Section 2.9.	Contracts	9
Section 2.10.	No Default	12
Section 2.11.	Personal Property	12
Section 2.12.	Real Property	12
Section 2.13.	Title	14
Section 2.14.	Environmental	15
Section 2.15.	Accounts Receivable	16
Section 2.16.	Bank Accounts	16
Section 2.17.	Guaranties	16
Section 2.18.	Insurance	16
Section 2.19.	Employee Benefits.	17
Section 2.20.	Officers, Directors and Employees	18
Section 2.21.	Certain Advances	18
Section 2.22.	Related Parties	18
Section 2.23.	Licenses and Permits	19
Section 2.24.	Proprietary Rights	19
Section 2.25.	Labor	20
Section 2.26.	Compliance with Law	21
Section 2.27.	Litigation	21
Section 2.28.	No Conflict	21
Section 2.29.	Consents	22
Section 2.30.	Compliance with Foreign Corrupt Practices Act	22
Section 2.31.	Assets Necessary to Business	23
Section 2.32.	RESERVED	23
Section 2.33.	Underlying Documents	23
Section 2.34.	No Bankruptcy, etc	23
Section 2.35.	Product Liabilities	23
Section 2.36.	Inventory	24
Section 2.37.	Product Warranty	24
Section 2.38.	Brokers or Finders	24
Section 2.39.	Disclosure of Material Facts	24
Section 2.40.	No Other Representations and Warranties	24

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT	25

Section 3.1.	Incorporation and Good Standing of the Buyer and Parent	25
Section 3.2.	Validity of Agreement	25
Section 3.3.	No Conflict	25
Section 3.4.	Consents	25
Section 3.5.	Brokers or Finders	25
Section 3.6.	No Other Representations and Warranties	26

ARTICLE IV	COVENANTS	26

Section 4.1.	Conduct of Business	26
Section 4.2.	Negative Covenants	26
Section 4.3.	Updating of Disclosure Schedules	26
Section 4.4.	Access to Information	27
Section 4.5.	Fulfillment of Conditions and Covenants	27
Section 4.6.	Press Releases	28
Section 4.7.	Consents	28
Section 4.8.	Certain Notifications	28
Section 4.9.	No Solicitation and Exclusivity	28
Section 4.10.	Competitive Activities	28
Section 4.11.	Delivery of Business Records	29
Section 4.12.	Financial Statements	29
Section 4.13.	Litigation Support	30
Section 4.14.	Title Insurance	30
Section 4.15.	Environmental	30
Section 4.16.	Intercompany Accounts	30
Section 4.17.	Cooperation with Buyer's Credit Facility	31
Section 4.18.	Company Information	31
Section 4.19.	Use of Names	31
Section 4.20.	Obtaining Valuations of Assets	31
Section 4.21.	Permits and Licenses	31
Section 4.22.	Insurance	31
Section 4.23.	Independent Accounting Firm	32

ARTICLE V	CONDITIONS TO OBLIGATIONS OF THE BUYER AND PARENT 32

Section 5.1.	Performance	32
Section 5.2.	Representations and Warranties	32
Section 5.3.	Closing Deliverables	33
Section 5.4.	Required Consents and Approvals	33
Section 5.5.	Resignations	33
Section 5.6.	No Litigation	33
Section 5.7.	Environmental Audit	33
Section 5.8.	No Material Adverse Effect	33
Section 5.9.	Termination of Related Party Agreements	33
Section 5.10.	Closing Certificates	33
Section 5.11.	Financing	33
Section 5.12.	Financial Statement Work Papers and Consent	33
Section 5.13.	Fairness Opinion	34
Section 5.14.	Closing Working Capital	34
Section 5.15.	Release of Wells Fargo Guaranty	34
Section 5.16.	Seller and Seller's Affiliate Release	34
Section 5.17.	Distribution Agreement	34
Section 5.18.	Assignment and Assumption of Excluded and Assigned Liabilities34
Section 5.19.	Environmental Remedial Actions	34
Section 5.20	Satisfactory Meetings with Employees, Customers and Vendors	34
Section 5.21.	Force Majeure	34
Section 5.22.	Physical Inventory	34
Section 5.23.	Pre-Closing Dividend Payments	34
Section 5.24.	HSR Compliance	35
Section 5.25.	Schedule 8.1(a)	35

ARTICLE VI	CONDITIONS TO OBLIGATIONS OF THE SELLER	35

Section 6.1.	Performance	35
Section 6.2.	Representations and Warranties	35
Section 6.3.	Closing Deliverables	35
Section 6.4.	Release	35

ARTICLE VII	TERMINATION	35

Section 7.1.	Termination of this Agreement	35
Section 7.2.	Effect of Termination	36

ARTICLE VIII	TAXES	37

Section 8.1.	Tax Representations	37
Section 8.2.	Tax Indemnity by the Seller	39
Section 8.3.	Tax Cooperation	40
Section 8.4.	Payments	40
Section 8.5.	Other Taxes	40
Section 8.6.	Survival Periods	40
Section 8.7.	Tax Returns	40
Section 8.8.	Tax Elections	41
Section 8.9.	Consolidated Tax Return Filings	41
Section 8.10.	1361(b)(3)(C)(ii) Treatment; Purchase Price Allocation	41

ARTICLE IX	EMPLOYMENT	42

Section 9.1.	Employees of Target Company	42
Section 9.2.	No Third Party Beneficiaries	42

ARTICLE X	SURVIVAL, INDEMNIFICATION	42

Section 10.1.	Survival of Representations and Warranties, Covenants and Agreements	42
Section 10.2.	Indemnification	43
Section 10.3.	Limitations on Indemnification Obligations	44
Section 10.4.	Indemnification Procedures	44
Section 10.5.	Remedies Exclusive	48
Section 10.6.	Mitigation	48
Section 10.7.	Recoupment Against Escrow Agreement	48
Section 10.8.	Treatment of Payments	49

ARTICLE XI	GENERAL PROVISIONS	49

Section 11.1.	Notices	49
Section 11.2.	Entire Agreement	50
Section 11.3.	Waivers and Amendments	50
Section 11.4.	Confidentiality	50
Section 11.5.	Expenses	50
Section 11.6.	Further Actions	51
Section 11.7.	Governing Law; Venue	51
Section 11.8.	Assignment	51
Section 11.9.	Severability	51
Section 11.10.	Construction 51
Section11.11	Counterparts 51
Section 1.12	Headings 51
Section 11.13	The Target Company Disclosure Schedule and Exhibits 51
Section 11.14	Waiver of Jury Trial 52

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A                   Certain Definitions
Exhibit B                   Escrow Agreement

Schedules

1.3	Form of Legal Opinion
1.5(b)(i)	Additional Current Assets
1.5(b)(ii)	Additional Current Liabilities
1.6	Excluded and Assigned Liabilities
2.3	Jurisdictions in Good Standing
2.6	Liens
2.7	Financial Statements
2.8	Events Since June 30, 2014
2.9(a)	Contracts/Agreements in which Target Company is a party
2.9(b)	Modified or Terminated Contracts
2.9(c)	Oral Contracts and Agreements
2.9(d)	Oral Modifications or Amendments to Written Contracts
2.10	Default
2.11(a)	Tangible Personal Property owned and used by Target Company
2.11(b)	Tangible Personal Property leased and used by Target Company
2.12(a)	Target Company-Owned Real Property
2.12(b)	Encumbrances, Easements or Rights of Way
2.12(g)	Grant of Rights in Target Company-Owned Real Property
2.12(i)	Agreements affecting Target Company-Owned Real Property
2.12(l)	Encumbrances
2.12(n)	Soil, Topological, Engineering, Environmental or Hazardous Studies, Tests, Reports or Surveys
2.13	Exceptions to Title of Target Company’s Assets
2.14	Environmental
2.16	Bank Accounts
2.17	Guaranties
2.18	Insurance
2.19	Employee Benefits
2.19(c)	Retiree Medical or Other Retiree Welfare Benefits
2.20	Officers, Directors and Employees
2.22	Related Party Agreements and Intercompany Accounts
2.23	Licenses and Permits
2.24(a)	Target Company Proprietary Rights
2.24(c)	Owned Software
2.24(d)	Licensed Software and Embedded Software
2.24(e)	Proprietary Information and Inventions Assignment Agreements
2.26	Compliance with Law

2.27	Litigation
2.28	Conflicts
2.29	Required Consents
2.31	Material Assets Not Owned by Target Company
2.35	Product Liabilities
2.36	Inventory
2.37	Product Warranties
2.38	Seller’s Brokers or Finders
5.16	Affiliate Releases
5.19	Environmental Remedial Actions
6.4	Release
8.1(a)	Tax Withholding Provisions

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of September 19, 2014 and is by and among Trecora Resources, a Delaware corporation (the “Parent”); Texas Oil & Chemical Co. II, Inc., a Texas corporation and wholly owned subsidiary of Parent (“Buyer”); Schumann/Steier Holdings, LLC, a Delaware limited liability company (“Seller”); and SSI Chusei, Inc., a Texas corporation and wholly owned subsidiary of Seller (the “Target Company”).  The Parent, Buyer, Seller and Target Company may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms not otherwise defined in this Agreement are used as defined in Exhibit A.

RECITALS

A.           The authorized capital stock of the Target Company consists solely of 10,000,000 shares of Class A common stock, par value $1.00 per share, of which 6,966,984 shares are issued and outstanding (the “Shares”).  The Seller owns all of the Shares.

B.           Subject to the terms and conditions set forth in this Agreement, at the Closing, the Buyer shall buy from the Seller, and the Seller shall sell to the Buyer, all of the Shares.

C.           As a result of the direct and indirect benefits to be received by Parent, Buyer, and Seller pursuant to this Agreement, including the payment of the Purchase Price by Buyer, on behalf of Parent, to Seller, and the purchase of the Shares by Buyer from Seller, Parent, Buyer and Seller each desire to make the representations, warranties, covenants and agreements set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties to this Agreement agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1. Purchase by the Buyer.  Subject to the terms and conditions set forth in this Agreement, at the Closing the Buyer shall buy from the Seller, and the Seller shall sell, transfer and deliver to the Buyer, free and clear of all Liens, all of the Shares.

Section 1.2. Purchase Price.  The aggregate consideration for the Shares shall consist of US $73,000,000 cash (“Purchase Price”).  The Purchase Price shall be adjusted after Closing pursuant to Section 1.5 below; provided however, that in no circumstance will the Purchase Price be adjusted to greater than US $75,899,999.

Section 1.3. Indemnification Holdback.  The Parties agree that, at Closing, US $3,000,000 of the Purchase Price plus the amount of the Estimated Tax Payment (“Indemnification Holdback”) shall be deposited into escrow with the Escrow Agent (the “Escrowed Cash”) to be held pursuant to the terms and conditions of a certain escrow agreement executed by and among the Parties and the Escrow Agent, in the form attached hereto as Exhibit B (“Escrow Agreement”).  The Escrow Agreement shall provide for, among other things, (i) an escrow period of eighteen (18) months from the Closing Date, (ii) the terms of the payment to the State of Texas of the Estimated Tax Payment; and (iii) the release and disbursement to Seller (A) six months from the Closing Date of an amount of Escrowed Cash above US $2,000,000 that is not subject to a Claim Notice (exclusive of the Estimated Tax Payment ) and (B) twelve (12) months after the Closing Date of an amount of Escrowed Cash above $1,000,000 that is not subject to a Claim Notice (exclusive of the Estimated Tax Payment).

Section 1.4. Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Houston, Texas offices of the Buyer’s counsel on the date that is three (3) business days following the satisfaction or waiver of all conditions set forth in Articles V and VI of this Agreement or on such other date as the Parties may agree in writing.  The date on which the Closing actually occurs shall be the “Closing Date.”  On the Closing Date, the following actions shall be taken:

(a) The Buyer shall transmit to Seller by wire transfer in immediately available funds the Purchase Price less the Escrowed Cash.

(b) The Buyer shall transmit to the Escrow Agent by wire transfer in immediately available funds the Escrowed Cash.

(c) At the Closing, the Seller shall deliver to the Buyer:

(i) A certificate representing all of the Shares, duly endorsed in the name of the Buyer (or as otherwise instructed by Buyer), with a medallion guarantee, or accompanied by duly executed instruments of transfer satisfactory to the Buyer, in either case sufficient to convey to the Buyer title to the Shares, free and clear of all Liens;

(ii) All of the Target Company’s books and records the Seller has in its possession, including, without limitation, all minute books and other corporate records, employment records, financial and accounting records (including all financial statements and related work papers in the possession of Target Company) and other files of the Target Company;

(iii) Certificates of the President of the Seller and Target Company, respectively, in form and substance reasonably satisfactory to the Buyer attaching copies of resolutions duly adopted by the shareholders and members of Target Company and Seller, respectively, authorizing the execution and performance of this Agreement and the transactions contemplated hereby;

(iv) A certificate dated the Closing Date signed on behalf of the Seller by the President of the Seller to the effect that the conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied;

(v) Certificates of good standing of the Seller and the Target Company certified by the appropriate public official of the jurisdiction of organization of such Person;

(vi) Such other instruments or documents as the Buyer shall reasonably request to evidence the satisfaction of the conditions set forth in Article V.

(vii) The Johnson Law firm, as counsel to the Target Company and Seller, shall, immediately prior to the Closing, have delivered to the Buyer a customary legal opinion, dated the Closing Date and addressed to the Buyer, in the form set forth on Schedule 1.3; and

(viii) An affidavit, sworn to under penalty of perjury, in the form and substance required under Section 1445 of the Code and the Treasury Regulations promulgated thereunder, from the Persons required under Section 1445 of the Code and the Treasury Regulations promulgated thereunder, stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code.

(d) At the Closing, in addition to the delivery of the Purchase Price as set forth in subsection (a) above, the Buyer shall deliver to the Seller:

(i) Certificates of officers of the Buyer and Parent in form and substance reasonably satisfactory to the Seller attaching copies of resolutions duly adopted by the board of directors of the Buyer and Parent, respectively, authorizing the execution and performance of this Agreement and the transactions contemplated hereby;

(ii) A certificate dated the Closing Date signed on behalf of the Buyer  and Parent by an officer of the Buyer and Parent to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

(iii) Certificates of good standing of the Buyer and Parent certified by the appropriate public official of the jurisdiction of organization of the Buyer and Parent; and

(iv) Such other instruments or documents as the Seller shall reasonably request to evidence the satisfaction of the conditions set forth in Article VI.

Section 1.5. Post-Closing Purchase Price Adjustment.

(a) The Purchase Price shall be adjusted, under the procedure of Section 1.5(c) below, by the Post-Closing Adjustment Amount.  The “Post-Closing Adjustment Amount”, which may be a positive or negative number, will be equal to the difference between (i) the Final Net Working Capital Amount and (ii) the Target Amount.

(b) One Business Day prior to the Closing Date, the Seller shall prepare and deliver to Buyer and Parent, or shall cause to be prepared and delivered to Buyer and Parent, a statement setting forth the estimated Closing Working Capital (collectively, “Closing Working Capital Statement”).

(c) If Buyer and Parent dispute the Seller’s Closing Working Capital Statement, Buyer or Parent shall, within sixty (60) days after the Closing Date, prepare and deliver to Seller an objection notice with its version of a closing working capital statement (the “Final Closing Statement”) which sets forth in reasonable detail its calculation of the Closing Working Capital, determined in accordance with the definitions of Closing Working Capital.  If Buyer or Parent fail to notify Seller in writing within this 60-day period that it objects to the Closing Working Capital Statement and specify in reasonable detail the basis for such objection(s) (the “Objection Notice”), the Closing Working Capital Statement shall become final, binding and conclusive for all purposes.  If Buyer or Parent timely delivers the Objection Notice to Seller, then Seller and Buyer shall attempt to resolve all of Buyer’s objections within the thirty (30) day period following the delivery of the Objection Notice and, if Seller and Buyer are unable to resolve all of Buyer’s objections within such period, all remaining matters in dispute shall be submitted to the Independent Accounting Firm which shall be instructed by the Parties to make a final determination within 30 days with respect to all matters remaining in dispute as soon as practical and the determination of such matters by the Independent Accounting Firm shall be final, binding and conclusive for all purposes.  The Parties agree to fully cooperate with the Independent Accounting Firm in its resolution of any matter in dispute. The Closing Working Capital Statement of the Target Company as of Closing as determined in accordance with the procedures set forth in this Section 1.5(c) is hereinafter referred to as the “Final Net Working Capital Amount.”

(d) If the Final Net Working Capital Amount is greater than the Target Amount (“Surplus”), then, within three (3) Business Days after the Final Net Working Capital Amount has been determined in accordance with Section 1.5(c) above, Buyer shall pay to Seller, by wire transfer of immediately available funds, the lesser of (i) any Surplus and (ii) the difference between (A) US $75,899,999 less (B) the Purchase Price.

(e) If the Final Net Working Capital Amount is less than the Target Amount (“Deficit”), then, within three (3) Business Days after the Final Net Working Capital Amount has been determined in accordance with Section 1.5(c) above, Seller and Buyer shall execute a written instruction letter directing the Escrow Agent to release to Buyer that portion of the Escrowed Cash equal to the Deficit, and if the Deficit exceeds the Escrowed Cash amount, Seller shall pay to Buyer by wire transfer of immediately available funds the amount by which such excess is greater than the Escrowed Cash amount.

Section 1.6. Excluded and Assigned Liabilities. Schedule 1.6 sets forth a list of Liabilities comprised of certain pending litigation matters that are excluded from this Agreement (“Excluded and Assigned Liabilities”).  The Seller and the Target Company shall take all actions reasonably necessary to ensure neither the Buyer, Parent nor the Target Company shall assume or be obligated to satisfy any of the Excluded and Assigned Liabilities following the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof (other than those representations and warranties provided as of a specific date), shall be true and correct as of the Closing Date (other than those representations and warranties provided as of a specific date) and shall survive the Closing as herein provided and shall be unaffected by any investigation heretofore or hereafter made by the Buyer and Parent.  All representations and warranties of the Seller are made subject to the exceptions specifically disclosed by the Target Company or the Seller in the Schedules delivered contemporaneously with the execution of this Agreement, which shall consist of the aggregate of Schedules specifically set forth in this Article (the “Target Company Disclosure Schedule”).

Section 2.1. Organization.

(a) The Target Company is a corporation duly organized, validly existing and in good standing under the laws of Texas and has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such properties and assets are now owned, leased and operated and to carry on the business in which it is now engaged.  Prior to the date hereof, the Seller has delivered to the Buyer or Parent true and complete copies of the amended and restated certificate of incorporation and amended and restated bylaws of the Target Company, as currently in effect.

(b) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets in the manner in which such properties and assets are now owned, leased and operated and to carry on the business in which it is now engaged.  Prior to the date hereof, the Seller has delivered to the Buyer or Parent true and complete copies of the certificate of formation and the amended and restated operating agreement of Seller, as currently in effect.

Section 2.2. Subsidiaries.  The Target Company does not have any equity interest, membership interest or ownership interest in any entity, including any Subsidiary.

Section 2.3. Good Standing.  The Target Company and Seller are each qualified to do business and are in good standing in each of the jurisdictions listed on Schedule 2.3.  There is no other jurisdiction in which the ownership, leasing, licensing or use of property or assets by the Target Company and Seller or the conduct of any of their respective businesses makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not have a Material Adverse Effect.

Section 2.4. Authorization/Corporate Power.

(a) The Target Company has full corporate power and authority to execute and deliver this Agreement and the Transaction Agreements, and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Agreements to which Target Company is a party, the performance by

Target Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Target Company.  No other corporate action or proceeding on the part of the Target Company is necessary to authorize this Agreement or the Transaction Agreements, or other documents and instruments to be executed and delivered by the Target Company to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the other Transaction Agreements and instruments to be executed and delivered by the Target Company to consummate the transactions contemplated hereby and thereby will constitute valid and binding agreements of the Target Company, enforceable against it in accordance with their respective terms, subject to the effect of receivership, conservatorship and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Seller has the necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Seller.  No other limited liability company action or proceeding on the part of the Seller or any member of the Seller is necessary to authorize this Agreement or the Transaction Agreements, or other documents and instruments to be executed and delivered by the Seller to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the other Transaction Agreements and instruments to be executed and delivered by the Seller to consummate the transactions contemplated hereby and thereby will constitute valid and binding agreements of the Seller, enforceable against it in accordance with their respective terms, subject to the effect of receivership, conservatorship and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.5. Capitalization.

(a) The authorized capital stock of the Target Company consists entirely of 10,000,000 shares of Class A common stock, $1.00 par value per share, of which only the Shares are issued or outstanding.  All Shares are validly authorized and issued, fully paid, nonassessable and will be free and clear of any Liens at Closing.  There are no (i) securities convertible into or exchangeable for any of the Target Company’s capital stock or other securities, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Target Company or securities which are convertible into or exchangeable for capital stock or other securities of the Target Company, or (iii)

 contracts, commitments, agreements, understandings or arrangements (written or oral) of any kind relating to the issuance, voting, registration under federal or state securities laws, sale or transfer of any capital stock or other equity securities of the Target Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

(b) The authorized capital stock of the Seller consists entirely of a single class of limited liability company interests, of which 100% of the limited liability company interests are issued or outstanding and owned by Arthur A. Steier.  There are no (i) securities convertible into or exchangeable for any of the Seller’s limited liability company interests or other securities, (ii) options, warrants or other rights to purchase or subscribe to limited liability company interests or other securities of the Seller or securities which are convertible into or exchangeable for limited liability company interests or other securities of the Seller, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, voting, registration under federal or state securities laws, sale or transfer of any limited liability company interests or other equity securities of the Seller, any such convertible or exchangeable securities or any such options, warrants or other rights.

Section 2.6. Ownership of the Shares.  The Seller owns all of the record, legal and beneficial interests in the Shares representing one hundred percent (100%) of the outstanding capital stock of Target Company, free and clear of any Lien except as set forth in Schedule 2.6, and at the Closing the Buyer shall receive good, valid and assignable title to the Shares, free and clear of any Lien.  Except as set forth on Schedule 2.6, the Seller is not a party to (i) any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any portion of the Shares, or (ii) any voting trust, proxy other agreement or understanding with respect to the voting or transfer of any of the Shares.

Section 2.7. Financial Statements/Undisclosed Liabilities.  Schedule 2.7 sets forth the true and complete copies of the Financial Statements.

(a) Each of the Financial Statements present fairly the financial condition of the Target Company as of its date; and the results of their operations and cash flows of the Target Company for the periods indicated. The Financial Statements (i) have been derived from the books, records and accounts of the Target Company, (ii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered, subject to normal year-end adjustments, and (iii) are correct and complete in all material respects as of their respective dates.

(b) Since June 30, 2014, Target Company has not incurred nor does it have any Liabilities, other than (i) Liabilities on the Balance Sheet, (ii) Liabilities that have been incurred in the Ordinary Course of Business, or (iii) Liabilities arising under the Contracts.

Section 2.8. Events Since June 30, 2014.  Since the date of the Balance Sheet, except as set forth on Schedule 2.8:

(a) The Target Company has not sustained any damage, destruction or loss (including, without limitation, by reason of revocation of license or right to do business, total or partial termination, suspension, default or modification of Contracts or governmental restriction, regulation, investigation or inquiry but excluding any claims or losses incurred in the Ordinary Course of Business under any insurance policy or certificate issued by the Target Company in the Ordinary Course of Business), whether or not covered by insurance, that has had a Material Adverse Effect.

(b) There have been no changes which, individually or in the aggregate, have resulted in, or could be reasonably expected to result in, a Material Adverse Effect.

(c) The Target Company has not incurred debt for borrowed money or contracted for the extension or ability to incur debt for borrowed money (even if not yet incurred), or incurred any other material obligation or liability, except in the Ordinary Course of Business.

(d) The Target Company has not authorized, declared, paid or effected any dividend, payment or other distribution on or with respect to any of its capital stock.

(e) The Target Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any of its capital stock.

(f) The Target Company has not mortgaged, pledged or otherwise encumbered or subjected to Lien any of its assets or properties, tangible or intangible, except for Liens for current Taxes which are not yet due and payable and other Liens arising in the Ordinary Course of Business.  Neither of the Seller nor any of their Affiliates have mortgaged, pledged or otherwise encumbered or subjected to Lien any of its assets or properties used in the Business, tangible or intangible, except for Liens set forth on Schedule 2.6 and current Taxes which are not yet due and payable and other Liens arising in the Ordinary Course of Business.

(g) Neither the Target Company, nor, with regard to the assets and properties used in the Business, the Seller, has sold, leased or otherwise disposed of any asset or property, tangible or intangible, except in arm’s length transactions in the Ordinary Course of Business, nor has the Target Company, nor, with respect to the assets and property used in the Business, the Seller, has leased or licensed to others (including officers and directors of the Target Company or Seller) any asset or property.

(h) Neither of the Target Company, nor, with respect to the Business, the Seller, has paid or prepaid any obligation or liability, or discharged or satisfied any Lien, or settled any liability, claim, dispute, proceeding, suit or appeal, pending or threatened against it or any of its assets or properties, except for (i) current liabilities included in the Balance Sheet or (ii) current liabilities incurred since that date in the Ordinary Course of Business.

(i) The Target Company has not purchased or otherwise acquired any debt or equity securities of any corporation, partnership, joint venture, firm or other.

(j) Neither the Target Company, nor, with respect to the Business, the Seller, has sold, assigned, transferred or conveyed any Target Company Proprietary Right.

(k) Neither the Target Company, nor, with respect to the Business, the Seller, has entered into any material transaction or contract, except in the Ordinary Course of Business nor has the Target Company, nor, with respect to the Business or the Target Company, either of the Seller, waived any right of substantial value or canceled any material debts or claims or voluntarily suffered any extraordinary losses.

(l) Neither the Target Company, nor, with respect to the Business, the Seller, has effected any amendment or supplement to, or extension of, any employee profit-sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation, severance or termination agreements or any other employee benefit plan or arrangement.

(m) Neither the Target Company, nor, with respect to the Business, the Seller, has paid to or for the benefit of any of the Target Company’s directors, officers, employees or shareholders any compensation of any kind other than wages, salaries, bonuses and benefits in accordance with the applicable Employee Benefit Plan at times and rates in effect on or prior to June 30, 2014, and such wages, salaries, bonuses and benefits may be subsequently increased or otherwise modified only within the Ordinary Course of Business after written notice to Buyer and Parent or with the written consent of the Buyer and Parent.

(n) The Target Company has not had any amendment or modification to its respective charter documents, bylaws or other governing documents.

(o) Neither the Target Company, nor, with respect to the Business, the Seller, have made any change in accounting methods or principles used for tax, financial or regulatory reporting purposes.

(p) The Target Company has not had any change in its directors or executive management, and since December 31, 2013, the Target Company has not taken any action, directly or indirectly, with respect to the employees managing and processing the Business as listed on Schedule 2.20 that has resulted in a material change in the composition of such employees.

(q) Neither the Target Company, the Seller or any Affiliate thereof has solicited, participated in or continued any discussions or negotiation with any person or group (other than Buyer or any Affiliate of Buyer) concerning any proposal for an acquisition of all or any substantial part of the Business, including the purchase of any capital stock of the Target Company.

(r) Neither the Target Company, nor, with respect to the Business, the Seller, has entered into any agreement or commitment, whether in writing or otherwise, to take any action described in this Section 2.8.

Section 2.9. Contracts.

(a) Schedule 2.9(a) constitutes a true, full and complete list of the following described contracts or agreements in which the Target Company is a party, by which the Target Company is bound or which relates directly or indirectly to the Business (the “Contracts”):

(i) the Related Party Agreements;

(ii) contracts or agreements for the disposition, by sale, lease or otherwise, of equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services, in any case involving more than $50,000;

(iii) contracts or agreements for the joint performance of work or services, and all other joint venture, partnership or other similar agreements;

(iv) management or employment contracts, consulting contracts, collective bargaining contracts, or other agreements with any labor union, or termination and severance agreements;

(v) notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements, warehousing agreements, repurchase agreements and other evidences of indebtedness, other than endorsements for collection or deposit in the Ordinary Course of Business;

(vi) any Employee Benefit Plan;

(vii) stock option, stock purchase, stock appreciation rights, warrant, repurchase or other contract or agreement with any employee or officer of the Target Company;

(viii) contracts or agreements with any director or officer of the Target Company or with any person or entity affiliated or associated with such director or officer, or with the Seller or any Affiliate of the Seller;

(ix) powers of attorney or similar authorizations to any third party;

(x) material licenses, sublicenses, royalty agreements, confidentiality, non-disclosure, non-use or other similar contracts or agreements and any other material contract or agreement relating to computer hardware and software, technical assistance or Proprietary Rights;

(xi) deeds or executory contracts relating to real property owned of record or beneficially;

(xii) leases, whether as lessor or lessee, with respect to (A) individual items of personal property, which are not terminable without penalty in thirty (30) days and (B) any real property;

(xiii) contracts or agreements for the purchase of any equipment, capital assets or services, other than any such contract or agreement made in the Ordinary Course of Business involving less than $50,000; provided, however, that if there are multiple agreements or service orders with one party or any Affiliate of such party exceeding $50,000 in the aggregate, such information shall be included on Schedule 2.9(a);

(xiv) all letters of credit and other security devices held or maintained for the benefit of the Target Company;

(xv) contracts or agreements containing covenants limiting the freedom of the Target Company to compete in any line of business or with respect to any particular product or service or with any person;

(xvi) any contract or agreement, not of the type covered by or excluded from any of the other items of this Section 2.9(a), which by its terms is either (1) not to be completely performed by the Target Company within thirty (30) days of the date hereof or (2) is not to terminate, or is not terminable, without penalty to the applicable Target Company prior to thirty (30) days from the date hereof, and which in either case involves more than $50,000;

(xvii) any listing or similar agreement with a person having an ownership or other interest in real estate or a business operation with respect to the sale, lease or other disposition of such real estate or business operation and any agreement with a prospective purchaser, lessee or other transferee with respect to the purchase, lease or other transfer of an ownership or other interest in real estate or a business operation;

(xviii) any agreement what requires the Target Company to purchase its total requirements of any product or service from any Person or contains a “take or pay” or similar provision;

(xix) any agreement that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment;

(xx) any agreement that contains any product or service guaranty or warranty or right of return that is not consistent with the terms customarily provided by the Business in the Ordinary Course of Business; and

(xxi) any guaranty by the Target Company of any obligation for borrowed money, excluding endorsements made for collection in the Ordinary Course of Business.

(b) Except as set forth on Schedule 2.9(b), since June 30, 2014, no Contract listed on Schedule 2.9(a) has been modified or terminated other than in accordance with its terms, and neither the Target Company nor the Seller has received notice of any possible modification or termination of any such Contract.

(c) Set forth on Schedule 2.9(c) is a list of the written summaries of all oral contracts and agreements referred to in this Section 2.9 and described on Schedule 2.9(a).  As used in this Agreement, the terms “contract” and “agreement” each mean and include every binding contract, agreement, commitment, understanding and promise, whether written or oral.

(d) Set forth on Schedule 2.9(d) is a written summary of all oral modifications or amendments to the Contracts, including the BPC Manufacturing Agreement.

Section 2.10. No Default.  Except as set forth on Schedule 2.10, the Target Company has performed, or is now performing, in all material respects, the obligations of, and is not in default in any material respect (and would not by the lapse of time and/or the giving of notice be in default in any material respect), nor has received written notice of default or notice of termination, in respect of any Contract.  To the Seller’s Knowledge, no other party who is a party to or bound by any of the Contracts is in default in any material respect thereunder.  Each of the Contracts is a legal, binding and enforceable obligation of or against the applicable Target Company or Seller, as applicable, subject to bankruptcy, insolvency or other laws affecting creditors’ rights generally.  Without limiting the generality of the foregoing, except as set forth on Schedule 2.10, to the Seller’s Knowledge, there is no fact or circumstance that makes a material default under, or termination or suspension of, any of the Contracts likely to occur subsequent to the date hereof nor has any third party raised any material unresolved claim, dispute or controversy with respect to such contracts or obligations.

Section 2.11. Personal Property.

(a) Schedule 2.11(a) contains a list of all of the tangible personal property owned and used by the Target Company or otherwise used in the Business, excluding those assets having an acquisition cost per item of less than $20,000.

(b) Schedule 2.11(b) contains a list of all of the tangible personal property leased and used by the Target Company or otherwise used in the Business, excluding those assets having an acquisition cost per item of less than $20,000.  The tangible personal property set forth on Schedule 2.11(b) is held under valid and existing leases.

Section 2.12. Real Property.

(a) Schedule 2.12(a) constitutes a full and complete list of all real property owned by the Target Company (the “Target Company-Owned Real Property”).  The Target Company does not lease, nor have an option to lease, any real property or have any other interest in any real property.  No real property leased by the Seller or any Affiliate of the Seller (other than the Target Company) or any other entity is occupied, in whole or in part, by the Target Company.

(b) Schedule 2.12(b) sets forth a description of all encumbrances, easements or rights of way of record granted on or appurtenant to or otherwise affecting the Target Company-Owned Real Property, which are not included on the Owner’s Policy of Title Insurance Policy No. O-3710000224A issued by the Chicago Title Insurance Corporation on July 28, 2010 in favor of Chusei (U.S.A.), Inc.  All of the Target Company-Owned

Real Property has permanent rights of access to dedicated public roads, rights of way or highways.  To the Seller’s Knowledge, there is not (i) any claim of adverse possession or prescriptive rights involving any of the Target Company-Owned Real Property, (ii) any structure located on any Target Company-Owned Real Property which encroaches on or over the boundaries of neighboring, or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Target Company-Owned Real Property.  To the Seller’s Knowledge, the Target Company-Owned Real Property is not located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any applicable law, regulation or ordinance.  Neither the whole nor any portion of the Target Company-Owned Real Property is subject to any judgment, order or decree of any governmental authority to be sold or is being condemned, expropriated or otherwise taken with or without payment of compensation therefor, nor, to the Seller’s Knowledge, has any such condemnation, expropriation or taking been proposed.

(c) To the Knowledge of Seller, no condemnation, eminent domain or expropriation or compulsory acquisition, closing, demolition or clearance proceeding against or affecting all or any portion of the Target Company-Owned Real Property is pending or threatened.

(d) To the Seller’s Knowledge, all buildings located on the Target Company-Owned Real Property and all of the mechanical systems in the building(s) located on the Target Company-Owned Real Property, including, without limitation, the water, sewer, plumbing, heating, ventilation, electrical, air conditioning and sprinkler systems, if any, are in working order.

(e) All material improvements and fixtures on all of the Target Company-Owned Real Property, and all material machinery, equipment and other tangible property owned by or leased to the Target Company, are in all material respects fit for the purposes in which they are currently being used and in good condition, except for ordinary wear and tear.

(f) The Target Company-Owned Real Property complies in all material respects with all applicable laws, including without limitation, those relating to zoning, fire, health, building, sanitation use and occupancy.  All material certificates, permits and licenses from any governmental authority having jurisdiction over the Target Company-Owned Real Property which are necessary to permit the lawful access to and use of the Target Company-Owned Real Property for its existing uses have been obtained and are in full force and effect.  To the Seller’s Knowledge, there is no pending threat of modification or cancellation of any such certificate, permit or license.

(g) Except as set forth on Schedule 2.12(g), the Target Company has not granted any options or rights to any party to purchase, or acquire any ownership interest in, the Target Company-Owned Real Property, and the Target Company has not entered into any executory contracts of sale, rights-of-first-refusal or options with respect to the Target Company-Owned Real Property.

(h) No improvements located on the Target Company-Owned Real Property depend on any variance, special use permit or other special municipal approval for their continuing legality.  To the Seller’s Knowledge, there is no fact or condition that would result in any reduction in or to sewer or other utility service currently servicing the Target Company-Owned Real Property.

(i) Except as set forth on Schedule 2.12(i), the Target Company has not entered into or granted any leases, subleases or other agreements or occupancy rights affecting all or any portion of the Target Company-Owned Real Property.

(j) To the Seller’s Knowledge, there is no violation of any covenant, condition, restriction, easement or agreement recorded against or otherwise relating to the Target Company-Owned Real Property or of any order of any governmental authority that could reasonably be expected to materially and adversely affect the ownership, operation, use or occupancy of any portion of the Target Company-Owned Real Property or result in any Lien or any other liability or obligation against the Target Company or any portion of the Target Company-Owned Real Property.

(k) The Target Company-Owned Real Property comprises all of the material real property or interests therein used in the operation of the Business as of the date of this Agreement, and as of the Closing Date, as applicable.

(l) Other than the encumbrances on Schedule 2.12(l), no commitments have been made to any Governmental Authority or to any other organization, group or individual that would impose an obligation upon the Target Company to make any material contribution or dedication of money or land (including but not limited to any rights of access or reciprocal easement agreements) or to construct, install or maintain any material improvements upon or in the vicinity of such lot, parcel or tract of land.

(m) To Seller’s Knowledge, the Target Company has in all material respects duly performed and observed all covenants, restrictions, real burdens, servitude conditions, reservations, conditions, agreements, statutory requirements, bylaws, orders, building regulations and other stipulations and regulations affecting the Target Company-Owned Real Property and the use of the Target Company-Owned Real Property and the Target Company has not received any written complaint alleging material breach or non-observance in respect of them which remains outstanding and unresolved.

(n) Schedule 2.12(n) sets forth any and all soil, topological, engineering, environmental or hazardous substance studies, tests, reports or surveys that the Target Company or the Seller has in its possession or control from any source with respect to all or any portion of the Target Company-Owned Real Property (including without limitation any phase I or phase II reports, any asbestos studies or reports, any wetlands studies or reports and any correspondence, notices or other communications to or from the Army Corps. of Engineers or federal or state EPA agencies).  The Target Company has physical custody of all the structural reports, property condition reports, architectural plans, drawings and specifications and “as-built” drawings, plans or specifications to the extent they exist with respect to any buildings or structures located on the Target

Company-Owned Real Property (including, without limitation, any plans, drawings or specifications relating to utility lines, mains or other facilities).

Section 2.13. Title.  The Target Company has good, marketable and assignable title to all of its respective real and tangible personal property, including but not limited to the personal property listed on Schedule 2.11(a), and the Target Company-Owned Real Property, free and clear of all Liens, except those described on Schedule 2.6 and, in the case of any Target Company-Owned Real Property, those Liens set forth on Owner’s Title Policy, Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, municipal and zoning ordinances and easements for public utilities (collectively, the “Permitted Encumbrances”), none of which interfere in any material respect with the use of the property as currently utilized.  Other than the Liens set forth on Schedule 2.6 and as described on Schedule 2.13, at Closing none of the Target Company’s assets, Business or properties will be subject to any restrictions with respect to the transferability thereof; and such Target Company’s title thereto will not be affected in any way by the transactions contemplated hereby.

Section 2.14. Environmental.  Except as set forth on Schedule 2.14:

(a) No Hazardous Materials have been used, stored or otherwise handled in violation of any applicable Environmental Requirements by the Target Company on, under, in, from or affecting any of the Target Company-Owned Real Property, other than cleaning solvents and similar materials used in de minimis amounts in the Ordinary Course of Business and in compliance in all material respects with all Environmental Requirements.  No current or, to the Seller’s Knowledge, prior owner or occupant of the Target Company-Owned Real Property has used Hazardous Materials on, under, in, from or affecting the Target Company-Owned Real Property in violation of any Environmental Requirement.

(b) No Hazardous Materials have at any time been released, stored or deposited in violation of any applicable Environmental Requirements by the Target Company into any water systems on or below the surface of the Target Company-Owned Real Property, or by the Target Company directly or indirectly onto any property or water system adjoining, adjacent to or abutting the Target Company-Owned Real Property, or have been used by the Target Company in the construction of any improvements located on or about the Target Company-Owned Real Property.

(c) During the four-year period preceding the date of this Agreement, the Target Company has not received (i) written notice or a written request for information from any Governmental Authority with respect to any material Environmental Condition or (ii) written notice that the Target Company has been or may be identified in any action, suit litigation, investigation or proceeding as a responsible party or a potentially responsible party for any material liability under Environmental Requirements which remains outstanding and unresolved.

(d) The Target Company-Owned Real Property, in all material respects, complies with, and is currently being operated and since August 1, 2010, and to the Seller’s Knowledge, prior to that date, has been operated by the Target Company in accordance with, and in compliance with all applicable Environmental Requirements and any permits required under any such Environmental Requirements.  The Target Company holds, and is in all material respects in compliance with, all material Environmental Permits required under Environmental Requirements for the Target Company to conduct the Business in all material respects in the manner it is conducted on the date of this Agreement.  All such Environmental Permits are on the date of this Agreement in all material respects in full force and effect, and no event has occurred and is continuing which requires, or after notice or lapse of time or both would require, any modification, revocation, non-renewal or termination of any such Environmental Permit.

(e) The Target Company has not entered into any material written agreements or undertakings with any Person relating to any Remedial Action that remains in effect as of the date of this Agreement (except that the Licenses and Permits may contain indemnities and/or agreements regarding such Liabilities).

(f) To Seller’s Knowledge, there are no material Environmental Conditions present at or migrating to or from the Target Company-Owned Real Property or otherwise relating to the Business.

(g) There are no underground storage tanks located on the Target Company-Owned Real Property and no asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes are now located, contained, used or stored by the Target Company in or at the Target Company-Owned Real Property (including the buildings, structures and all improvements and machinery and equipment thereon or thereat).

(h) The Seller has delivered to, or has otherwise made available for inspection by Buyer and Parent, all material investigation reports, studies or test results for the four-year period preceding the date of this Agreement in the possession, control or custody of the Seller or the Target Company related to Environmental Conditions at, environmental, health or safety matters in respect of, or Hazardous Materials in or on, the Target Company-Owned Real Property.

Section 2.15. Accounts Receivable.  All of the accounts receivable of the Target Company shown on the Balance Sheet, as the case may be, or thereafter acquired arose and are collectible in full in accordance with the terms of such receivables, subject to the allowance for doubtful accounts, if any, set forth on the Balance Sheet.  Except as set forth on Schedule 2.22, all accounts receivable of the Target Company owing by the Seller or any other Affiliate of the Seller, or by any director, officer or shareholder of the Target Company, have been paid in full prior to the date of this Agreement or will be paid in full on or prior to the Closing Date.

Section 2.16. Bank Accounts.  Schedule 2.16 sets forth a true and complete list of all the bank accounts, including escrow accounts, of the Target Company, together with the names of persons authorized to draw thereon.  Except as otherwise disclosed to Buyer and Parent in writing prior to the date hereof, all cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

Section 2.17. Guaranties.  Except as set forth on Schedule 2.17, none of the obligations or Liabilities of the Target Company is guaranteed by any person, firm, association or corporation.  Schedule 2.17 contains a correct and complete list of all guarantees by the Target Company showing the parties and amounts involved and the expiration dates thereof.

Section 2.18. Insurance.  Schedule 2.18 sets forth a true and complete list of all insurance policies and fidelity bonds currently in effect (with renewal dates noted) relating to the assets, business, operations, employees, officers or directors of the Target Company, which cover all of the Target Company’s material assets and risks in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to that of the Business, taken as a whole.  Except as set forth on Schedule 2.18, there is no claim by Seller, any of its Affiliates, or the Target Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and to the Seller’s Knowledge, Seller and Target Company have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  To the Knowledge of Seller, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such material policies or bonds.  To the Knowledge of Seller, there is no action or inaction that would impair such coverage after the Closing.

Section 2.19. Employee Benefits.  Schedule 2.19 sets forth a true and complete list of Employee Benefit Plans in which any of the Target Company employees or any of their beneficiaries are eligible to participate in and the amount of benefits accrued thereunder, with a description of the respective contribution cost to the Target Company and its employees under each such Employee Benefit Plan.  There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by any of the plans, agreements or arrangements described in this Schedule 2.19 covering any of the Target Company employees.

(a) Except as set forth in Schedule 2.19, neither the Target Company nor any ERISA Affiliate currently sponsors, maintains, or contributes to and has not sponsored, maintained or contributed to any Employee Benefit Plan under, or with respect to which the Target Company has or may have any Liability or funding obligation.  To the Seller’s Knowledge, each Employee Benefit Plan at all times since August 1, 2010, has complied with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder with respect to any “deferred compensation” within the meaning of Code Section 409A payable to any employee.  To the Seller’s Knowledge, the Target Company and all ERISA Affiliates are in compliance in all material respects with applicable provisions of ERISA, the Code, regulations, and published authority that apply to any of the Employee Benefit Plans covering any of the Target Company employees, including, without limitation, reporting, disclosure and funding requirements.

(b) With respect to each Employee Benefit Plan, the Target Company will have made, on or before the Closing Date, for all Target Company employees all contributions required to be made on or prior to such date and will have accrued (in accordance with GAAP) as of the Closing Date all contributions accrued but not yet payable as of the Closing Date, including with respect to any self-funded medical benefit plan, a reasonable and appropriate accrual for incurred but not reported claims.

(c) Except as set forth on Schedule 2.19(c), none of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Target Company employee except as required by applicable law and the Target Company has not represented, promised, or contracted to provide such retiree benefits to any employee, former employee, director, consultant or other person.

(d) There are no pending or, to the Seller’s Knowledge, threatened claims, appeals or legal proceedings (other than routine benefit claims) with respect to any Target Company employee (or a beneficiary of any Target Company employee), involving any Employee Benefit Plan, the assets of any of the trusts under such plans, the Target Company as the plan sponsor, as applicable, the plan administrator or any fiduciary of any such plan, and to the Seller’s Knowledge, no facts exist which could give rise to any such actions, suits or claims.  There are no current, pending or, to the Seller’s Knowledge, proposed audits of any Employee Benefit Plan by any government agency, including, without limitation, the Internal Revenue Service or United States Department of Labor, and neither the Target Company or any Employee Benefit Plan is subject to or participating in a closing agreement or voluntary correction program with any such agency.  No event has occurred that will or could give rise to a loss of qualification of any retirement plan under Code Section 401(a), cause a loss of tax-exempt status under Code Section 501(a) and subject any such plan to tax under Code Section 511.  To the Seller’s Knowledge, there has been no act or omission by the Target Company or any ERISA Affiliate with respect to any Employee Benefit Plan that has given rise to or may give rise to any fines, penalties, taxes, or related charges under ERISA or the Code.

(e) To Seller’s Knowledge, all group health plans to which the Target Company or any ERISA Affiliate sponsors, maintains or contributes to have been operated in compliance in all material respects with the group health plan continuation coverage requirements of Code Section 4980B, to the extent applicable, and, in addition, satisfy the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

Section 2.20. Officers, Directors and Employees.  Schedule 2.20 constitutes a full and complete list of each director, officer, employee, consultant and independent contractor of the Target Company as of the date of this Agreement.  Schedule 2.20 also sets forth (i) with respect to those employees on medical, disability or other leave, information regarding the type of leave, when the leave commenced and when the leave is expected to end, if known, and (ii) for all employees listed on Schedule 2.20, whether or not on leave, information regarding each employee’s (A) current compensation and guaranteed bonus, if any, (B) amount of total accrual for vacation, sick day or other compensated absences based on current compensation, (C) amount of total accrued severance benefits based on current compensation, and all such information is correct and complete in all material respects, and (D) any other verbal or written payment obligations of the Target Company to any Target Company employee.  All employees have executed an Employee Acknowledgment Form, as described in the Target Company’s Employee Handbook, as revised on 01/2012.

Section 2.21. Certain Advances.  Other than as set forth on Schedule 2.22, there are no receivables of the Target Company owing by directors, officers, employees, consultants or shareholders of the Target Company, Seller, or any Affiliate of Seller, other than advances in the Ordinary Course of Business to officers, employees or consultants for reimbursable business expenses, and advances to employees for reimbursable personal expenses not exceeding $10,000 in the aggregate.

Section 2.22. Related Parties.  Schedule 2.22 contains a true and complete list of all Related Party Agreements as of the date of this Agreement, including all intercompany balances.  Except as set forth on Schedule 2.22, no officer, director, shareholder, member or owner of the Target Company, the Seller, or any Affiliate of Seller has, either directly or indirectly (a) an interest in any corporation, partnership, firm or other person or entity which furnishes, buys or sells services or products which are similar to those furnished or sold by the Target Company or in the Business (other than an ownership interest of less than one percent (1%) of a publicly traded corporation), or (b) a beneficial interest, or alleges a claim of beneficial interest, in any Contract or agreement to which the Target Company is a party or by which it may be bound.  Schedule 2.22 lists and describes all Related Party Agreements and any beneficial interest or claim of beneficial interest of the Seller or any Affiliate of the Seller in any property, Contract, asset, right or business owned, leased or used by the Target Company, as well as any beneficial interest or claim of beneficial interest of the Target Company in any property, Contract, asset, right or business owned, leased or used by the Seller or any Affiliate of the Seller.

Section 2.23. Licenses and Permits.  The Target Company has obtained and is in compliance in all material respects with, and Schedule 2.23 contains a true, correct and complete list of, all material licenses, permits, consents, approvals, orders, certificates and authorizations pertaining to or required by the Business of the Target Company to operate in accordance with applicable Legal Requirements and pursuant to its Contracts (collectively, “Licenses and Permits”).  Each of the Licenses and Permits is valid and in full force and effect, not subject to any restrictions, and, subject to obtaining all of the consents listed on Schedule 2.29 will continue to be valid and in full force and effect upon consummation of the transaction contemplated by this Agreement.  Unless otherwise set forth on Schedule 2.23, the Target Company is not conducting any Business where not licensed or authorized.  The Seller has previously provided to the Buyer and Parent true and complete copies of each of the Licenses and Permits, reflecting all amendments thereto, as set forth on Schedule 2.23.  There are no proceedings pending or, to the Seller’s Knowledge, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such Licenses and Permits.

Section 2.24. Proprietary Rights.

(a) Schedule 2.24(a) contains a full and complete list (with patent, registration or application numbers, as applicable) of, and identifies correctly and completely the current interests in, all material Proprietary Rights, owned or used by the Target Company or, in connection with the Business, by the Seller, the Target Company or any other Affiliate of the Seller.  Except as set forth on Schedule 2.24(a), the Target Company owns, all right, title and interest in all Proprietary Rights used in the Business or, to the extent any Proprietary Right is identified in Schedule 2.24(a) as licensed, possesses, or shall possess as of the Closing Date, a valid license under a Contract listed in Schedule 2.9(a) to use such Proprietary Right in the manner used in the Business. Except as disclosed on Schedule 2.24(a), no third party owns, possesses or has any other right in (including, without limitation, any right to use or any right to receive any payment with respect to) any Proprietary Rights owned, possessed or used by the Target Company (“Target Company Proprietary Rights”).

(b) To the Seller’s Knowledge, the operations of the Target Company do not conflict with or infringe any Proprietary Rights owned, possessed or used by any third party, and there are no third parties whose operations conflict with or infringe any Target Company Proprietary Rights.

(c) The listing set forth in Schedule 2.24(c) identifies correctly and completely the current interests of the Target Company in all Software included in the Target Company Proprietary Rights owned by the Target Company or the Seller (the “Owned Software”).  The Target Company owns and possesses a complete copy of the source code for each Owned Software and such compilers, documentation, programming notes, flow charts, descriptions and other materials as reasonably necessary for the information technology personnel of the Target Company to compile, support and maintain the Owned Software.

(d) The listing set forth in Schedule 2.24(d) identifies correctly and completely the current interests of the Target Company in Software included in the Target Company Proprietary Rights licensed by the Target Company, including each Contract pursuant to which any third party has granted any rights with respect thereto (the “Licensed Software”), but excluding Licensed Software for which the licensing fees annually are less than US $25,000.  Schedule 2.24(d) separately lists and identifies correctly and completely each Licensed Software that has either been produced or substantially modified to meet the requirements of the Business or has been incorporated or integrated into any Owned Software (the “Embedded Software”).  Except as set forth on Schedule 2.24(d), with respect to each Embedded Software and each Licensed Software material to the conduct of the business of the Target Company, either (i) the Target Company owns and possesses a complete copy of the source code for such Licensed Software and such compilers, documentation, programming notes, flow charts, descriptions and other materials as reasonably necessary for the information technology personnel among the Target Company employees to compile, support and maintain such Licensed Software, or (ii) has entered into a Contract listed on Schedule 2.9(a) with the owner of the Licensed Software (or another a third party with access to the materials described in the foregoing clause (i)) pursuant to which such third party provides maintenance and support services for such Licensed Software.

(e) The Target Company has maintained the confidentiality and trade secret status of all Trade Secrets owned by the Target Company.  Except as set forth on Schedule 2.24(e), the Target Company has entered into appropriate written assignment agreements with all independent contractors who have performed services for the Target Company since August 1, 2010.  All Target Company employees have agreed to maintain the confidentiality of, and not to use for any purpose other than on behalf of the Target Company, all Trade Secrets and other confidential and Target Company Proprietary Rights of the Company, and all Target Company Proprietary Rights developed by any employee and used or proposed to be used by the Company was developed within such employee’s scope of work at the Target Company.  No such contractor or employee has made any claim of ownership or license rights in or to any Target Company Proprietary Rights.

Section 2.25. Labor.  There are no labor controversies pending or, to the Seller’s Knowledge, threatened against the Target Company or with respect to the Business.  The Target Company is in compliance in all material respects with applicable laws respecting employment and employment practices, terms and conditions of employment and wages, withholdings and hours, and are not engaged in any material unfair labor practice.  No employee of the Target Company is covered by a collective bargaining agreement in connection with his or her employment.

Section 2.26. Compliance with Law.  Except as set forth on Schedule 2.26, the Business is being conducted and since August 1, 2010, has been conducted in all material respects in accordance with all applicable laws, rules, regulations, orders and other requirements of all Governmental Authorities.  None of the Target Company, the Seller or any other Affiliate of the Seller has received within the last three (3) years any written notice of violations of any laws, rules, regulations, orders or other requirements of any Governmental Authority in connection with the Business.

Section 2.27. Litigation.  Except as set forth on Schedule 2.27, there is no claim, dispute, action, proceeding, suit or appeal, at law or in equity (excluding claims, actions, proceedings, suits or appeals of any kind by third parties against policyholders in the Ordinary Course of Business within applicable policy limits) (collectively, “Litigation”), involving the Target Company, or with respect to the Business, either of the Seller or any other Affiliate of the Seller, or involving any of the Target Company’s assets or properties and, to the Seller’s Knowledge, none has been threatened against the Target Company, or, with respect to the Business, either of the Seller or any other Affiliate of the Seller.  Neither the Target Company, nor, with respect to the Business, either of the Seller or any other Affiliate of the Seller, is subject to (a) any material order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal or (b) any written or oral understanding with any Governmental Authority that would restrict the conduct of the Business.  There is no Litigation pending, or, to the Seller’s Knowledge, threatened with respect to the execution, delivery or performance of this Agreement by the Target Company or the Seller.

Section 2.28. No Conflict.

(a) Except as set forth on Schedule 2.28, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated herein or therein, will directly or indirectly (with or without notice, lapse of time or both) (a) violate any injunction, judgment, order, decree, ruling, or other restriction of any

Governmental Authority to which the Target Company is subject or any provision of the organizational documents of the Target Company, (b) violate any provision of the certificate of incorporation, certificate of formation, limited liability company or operating agreement, partnership agreement, bylaws or similar charter document of the Target Company, (c) except for the Required Consents, conflict with, result in a breach of, constitute a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or terminate, cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which the Target Company is a party or by which it is bound or relating to the Business, or (d) result in the imposition of any Lien against any of the assets or properties of the Target Company (other than a Permitted Encumbrance), except in the case of (c) where any such conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice or obtain consent would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Company.

(b) Except as set forth in Schedule 2.28, the execution and the delivery of this Agreement and any Transaction Agreements to which Seller, any Affiliate of Seller (other than the Target Company) or any stockholder of the Seller is a party and the consummation of the transactions contemplated thereby and herby will not directly or indirectly (with or without notice, lapse of time or both) (a) violate any injunction, judgment, order, decree, ruling or other restriction of any Governmental Authority to which the Seller is subject, (b) violate any provision of the certificate of incorporation, certificate of formation, limited liability company or operating agreement, partnership agreement, bylaws or similar charter document of Seller, such Affiliate or such member or (c) except for the Required Consents, conflict with, result in a breach of, constitute a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument (including any warrant, option or other document providing for the issuance of any security by the Seller, such Affiliate or such member), or other arrangement to which Seller, such Affiliate or such member is a party or by which it is bound, or (d) result in the imposition of any Lien against any of the assets or properties of the Target Company (other than a Permitted Encumbrances), except in the case of (c) where any such conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice or obtain consent would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Company.

(c) The Seller agrees and acknowledges that the “acquisition price” has been “determined” (as such terms are defined in the HSR Act) to be less than $75,899,999; and consequently neither Buyer nor Parent is required to complete and file a Notification and Report Form pursuant to HSR in connection with the transaction contemplated by this Agreement.  Any and all payments to Seller or Seller’s Affiliates from Target Company prior to July 21, 2014, including but not limited to dividend payments were not related to or made in connection with the transactions contemplated by this Agreement.  Seller agrees and acknowledges that all dividend payments made from Target Company to Seller since July 21, 2014 were made in connection with the Parties intent that the Target Company would be cash-free on the Closing Date.

Section 2.29. Consents.  Schedule 2.29 contains a full and complete list of all necessary permits, authorizations, consents, waivers, approvals and other actions of third parties, including counterparties to Contracts and all Governmental Authorities, required to be obtained by the Target Company, the Seller or any other Affiliate of the Seller, including any notices in any Contracts or in filings required to be given or made by the Target Company, the Seller or their respective Affiliates, in connection with the execution and delivery of this Agreement and any applicable Transaction Agreement by the Target Company or the Seller and the performance of their respective obligations hereunder or thereunder (the “Required Consents”).

Section 2.30. Compliance with Foreign Corrupt Practices Act. Each of the Seller, Seller’s Affiliate, and Target Company is aware of and familiar with the provisions of the U.S. Foreign Corrupt Practices Act, as amended, and its purposes, and any other anti-corruption law applicable in a jurisdiction in which each of them or any Party hereto may have conducted business (hereinafter “Applicable Anti-Corruption Laws”), and has not, directly or indirectly, violated any Applicable Anti-Corruption Law.  Without limitation of the generality of the foregoing, neither the Target Company nor Seller (including its Affiliate), nor, to the Seller’s Knowledge, any of their officers, directors or employees has made or will make, directly or indirectly, any payment, loan or gift (or any offer, promise or authorization of any such payment, loan or gift) of any money or anything of value to or for the use of any government official under circumstances in which any of them knows or has reason to know that all or any portion of such money or thing of value has been or will be offered, given or promised, directly or indirectly, to any government official, for the purpose of inducing the government official to do any act or make any decision in his or her or its official capacity (including a decision to fail to perform his or her or its official function) or use his or her or its influence with a government or instrumentality thereof in order to affect any act or decision of such government or instrumentality or to assist either party in obtaining or retaining the business of the Target Company. To the Seller’s Knowledge, there has been no governmental inquiry or investigation or actual or threatened lawsuit by any person, or any internal investigation, relating to any possible violation of Applicable Anti-Corruption Laws by the Target Company or any of its directors, officers, employees or agents.

Section 2.31. Assets Necessary to Business.  Set forth on Schedule 2.31 is a list of all material assets used in the operation of the Business that are not owned by the Target Company.  Except as set forth in Schedule 2.31, the assets that are owned by the Target Company on the date hereof, include all material property and assets, tangible and intangible, and all material leases, licenses and other agreements that are used or held for use in the Business as presently conducted (the “Business Assets”).  Except as set forth in Schedule 2.31, the Business Assets include all assets necessary for the Buyer to operate the Business following the Closing in the manner that it is presently conducted in all material respects.

Section 2.32. [Reserved].

Section 2.33. Underlying Documents.  All underlying documents listed or described in the Target Company Disclosure Schedule have heretofore been made or will be made available to the Buyer and Parent (or their representatives), except as expressly noted under this Article II or in the Target Company Disclosure Schedule.  All such financial and corporate documents furnished to the Buyer and Parent or its representatives are true and complete copies, and to the extent summaries rather than copies have been furnished, such summaries are true and correct, and there are no amendments or modifications thereto, except as expressly noted in the Target Company Disclosure Schedule.  The minute book of the Target Company (containing the records of meetings of the shareholders and the board of directors, the stock certificates, and the stock records), which has been maintained by the Seller since August 1, 2010, is materially correct and complete.

Section 2.34. No Bankruptcy, etc.  There has not been filed any petition or application, or any proceedings commenced, by or against, or with respect to any assets of, either of the Seller, Seller’s Affiliate, or the Target Company under Title 11 of the United States Code or any other law, domestic or foreign, relating to bankruptcy, reorganization, compromise, arrangement, insolvency, rehabilitation, conservatorship, readjustment of debt or creditors’ rights.

Section 2.35. Product Liabilities. Except as set forth in Schedule 2.35, since August 1, 2010, (i) neither Target Company nor Seller or its Affiliate has received any written claim alleging Losses in an amount in excess of $200,000 as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any products designed, manufactured, sold, leased, licensed, or delivered, or any service provided by the Target Company, whether incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other Legal Requirement or otherwise, (ii) no Governmental Authority has alleged that any product designed, manufactured, sold, leased, licensed, or delivered by the Target Company, Seller or its Affiliate is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority and no product designed, manufactured, sold, leased, licensed, or delivered by the Target Company has been recalled and (iii) neither the Target Company, Seller or its Affiliate has received any written notice of recall of any such product from any Governmental Authority. Except for normal returns and allowances which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Business, taken as a whole, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) could result in any such Losses or recall.

Section 2.36. Inventory. All inventory of the Target Company, including, without limitation, all inventory on the Balance Sheet and all inventory of Target Company thereafter created or acquired by the Target Company prior to the Closing Date, has been created or acquired in the Ordinary Course of Business.  Except as set forth in Schedule 2.36, the Company has no reason to believe that its inventories include in any material amount any obsolete inventory or surplus inventory for which adequate reserves have not been established on the Financial Statements.  As used herein, “obsolete inventory” is inventory which, at June 30, 2014, was not usable or saleable in the lawful and Ordinary Course of Business of the Target Company as now conducted because of Legal Requirements, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause, in each case net of reserves provided therefor on the Balance Sheet; and “surplus inventory” is inventory that, at June 30, 2014, exceeded known or anticipated requirements in the reasonable business judgment of the Target Company. The inventory disposed of subsequent to the Balance Sheet has been disposed of only in the Ordinary Course of Business.

Section 2.37.  Product Warranty. Except as set forth on Schedule 2.37, to the Knowledge of Seller, each product or service sold, leased or delivered by Seller or Target Company since August 1, 2010 is and has been sold, leased or delivered in conformity in all material respects with all applicable contractual warranties. Except as set forth on Schedule 2.37, there are no, and since August 1, 2010 there have been no, claims pending or, to the Knowledge of Seller, threatened against Target Company with respect to any product warranty of Target Company, Seller or Seller’s Affiliate that covers products manufactured by Target Company, since August 1, 2010.

Section 2.38. Brokers or Finders.  Except as set forth on Schedule 2.38, the Target Company has not incurred, nor shall either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

Section 2.39. Disclosure of Material Facts.  To Seller’s Knowledge, there is no fact or omission of a fact (other than general economic or industry conditions) that has, or reasonably believes could have, a Material Adverse Effect on the Target Company or the Business that has not been set forth in this Agreement or the Target Company Disclosure Schedule.

Section 2.40. No Other Representations and Warranties.  The Seller makes no representation or warranty to the Buyer or Parent in connection with the sale and transfer of the Shares to the Buyer or the conditions or prospects of the Business of Target Company other than those expressly set forth in this Agreement and in the Target Company Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

Each of the Buyer and Parent make the following representations and warranties, each of which is true and correct on the date hereof (other than those representations and warranties provided as of the specified date), shall remain true and correct to and including the Closing Date (other than those representations and warranties provided as of a specific date), and shall survive the Closing as herein provided and shall be unaffected by any investigation heretofore or hereafter made by Seller.  All representations and warranties of the Buyer and Parent are made subject to the exceptions specifically disclosed by the Buyer or Parent in the disclosure schedule delivered contemporaneously with the execution of this Agreement, which shall consist of the aggregate of Schedules specifically set forth in this Article (the “Buyer Disclosure Schedule”).

Section 3.1. Incorporation and Good Standing of the Buyer and Parent.  Each of the Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and assets in the manner in which such properties and assets are now owned, leased and operated and to carry on the business in which it is now engaged.

Section 3.2. Validity of Agreement.  Each of the Buyer and Parent has full corporate power and authority to execute and deliver this Agreement and any applicable Transaction Agreement.  This Agreement constitutes, and each Transaction Agreement to which the Buyer or

Parent is a party, when executed and delivered, shall constitute, the valid and binding obligation of the Buyer and Parent, as applicable, enforceable against the Buyer or Parent in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally.  The execution and delivery of this Agreement and any applicable Transaction Agreement by the Buyer and Parent, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Buyer and Parent, and such executions and delivery do not require the consent, approval or authorization of any other person, public authority or entity.

Section 3.3. No Conflict.  The execution and delivery of this Agreement and any Transaction Agreement by the Buyer and Parent, and the performance of their respective obligations hereunder or thereunder, are not in violation or breach of, and shall not conflict with or constitute a default under, any of the terms of the articles of incorporation or bylaws of the Buyer or the Parent.

Section 3.4. Consents.  There are no permits, authorizations, consents, waivers and approvals of third parties, including all Governmental Authorities, required to be obtained by the Buyer or Parent in connection with the execution and delivery of this Agreement and any applicable Transaction Agreement by the Buyer or the Parent and the performance of its obligations hereunder.

Section 3.5. Brokers or Finders.  Neither the Buyer nor the Parent has incurred, nor shall the Buyer or Parent incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

Section 3.6. No Other Representations and Warranties.  Neither the Buyer nor Parent make any representation or warranty to the Seller in connection with the sale and transfer of the Purchase Price to the Seller or the conditions or prospects of the Parent other than those expressly set forth in this Agreement and in the Buyer Disclosure Schedule.

ARTICLE IV

COVENANTS

Section 4.1. Conduct of Business.  Except for matters required by this Agreement, and such other matters, if any, as may be consented to by the Parent or Buyer in writing, from the date of this Agreement until the Closing Date, the Target Company, and, with respect to the Business or the Target Company, the Seller, shall conduct the Business in all material respects in the Ordinary Course of Business and use commercially reasonable efforts to keep available in all material respects the services of its present officers and other key employees to preserve in all material respects the Business and the relationship with material customers, suppliers, landlords, licensors, licensees, distributors and others having material business dealings with them, and continue making expenditures, collecting accounts receivable and paying accounts payable in the Ordinary Course of Business.  The Target Company, and, with respect to the Business or the Target Company, the Seller, shall maintain its financial records, minute books, stock record and transfer books and accounts and records in the ordinary and usual manner and in accordance with GAAP, as applicable.

Section 4.2. Negative Covenants.  Except as contemplated by this Agreement, from the date of this Agreement through the Closing Date, neither the Target Company nor the Seller shall, without the prior written consent of the Buyer, take or cause to be taken any action described in clauses (c) through (r) of Section 2.8 hereof.  From the date of this Agreement through the Closing Date, neither the Target Company, nor the Seller or the Seller’s Affiliates shall request or receive any disbursements or incur additional debt in connection with the Second Amended and Restated Credit Agreement, the Amended and Restated Continuing Guaranty, the Second Amended and Restated Line of Credit Note, or the Term Commitment Note with Wells Fargo.

Section 4.3. Updating of Disclosure Schedules.

(a) From the date hereof until the Closing Date, the Target Company and the Seller (i) shall keep current the Target Company Disclosure Schedule, (ii) may update the Target Company Disclosure Schedule prior to the Closing so that the representations and warranties set forth in Article II hereof are true and correct as of the Closing Date or, in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date, and (iii) shall promptly notify the Buyer and Parent of any changes or additions or events which may, after the lapse of time, cause any change or addition in the Target Company Disclosure Schedule which could reasonably be determined to result in a Material Adverse Effect.

(b) From the date hereof until the Closing Date, the Buyer and Parent (i) shall keep current the Buyer Disclosure Schedules, and (ii) may update the Buyer Disclosure Schedules prior to the Closing so that the representations and warranties set forth in Article III hereof are true and correct as of the Closing Date or, in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date.

(c) This covenant and any notices by the Target Company and the Seller, on the one hand, or the Buyer and Parent, on the other, hereunder shall not be deemed in any way to constitute a waiver by the counterparty of the conditions herein.

Section 4.4. Access to Information.  Subject to the terms and conditions hereof, from and after the date of this Agreement, each of the Parties hereto shall cooperate with each other, and the Seller shall cause the Target Company to cooperate with the Buyer and Parent, in connection with consummating the contemplated transactions and the transition of the Business, including but not limited to:

(a) Upon reasonable notice and subject to Legal Requirements relating to the exchange of information and to the Confidentiality Agreement, the Target Company and the Seller shall afford to the officers, employees, accountants, counsel and other representatives of the Buyer or Parent, access, during normal business hours during the period prior to the Closing Date and in a manner that shall not be unduly disruptive on the Business, to all the Target Company’s properties, assets, facilities, Contracts, books and records and, during such period, each of the Buyer, Parent, the Target Company and the Seller shall, and shall cause their respective Affiliates to, make available to the other

Parties any other information, confidential or otherwise, relating to the Business, this Agreement or the Transaction Agreements which has not been provided to the other Party.

(b) Upon the Buyer or Parent’s reasonable request, the Target Company shall also give the Buyer or Parent or their respective representatives access to meet with the employees of the Target Company upon reasonable notice, during normal business hours and in a mutually agreeable manner that shall not be unduly disruptive to the Business in order to allow the Buyer or Parent to make a presentation to the employees regarding the transactions contemplated by this Agreement.

(c) Upon the Buyer or Parent’s reasonable request, the Target Company shall make introductions of the Buyer to key customers, vendors, suppliers and other relevant parties.

Section 4.5. Fulfillment of Conditions and Covenants.  No Party shall take any course of action inconsistent with satisfaction of the requirements or conditions applicable to it set forth in this Agreement.  Each Party shall promptly do all such acts and take all such measures as may be reasonable and appropriate to enable it to perform as promptly as reasonably possible the obligations herein provided to be performed by it, including, but not limited to, the execution and delivery of additional documents and instruments as may be required by any Legal Requirement or reasonably requested by any Party to establish, maintain or protect its rights and remedies or to affect the intents and purposes of this Agreement and the other Transaction Agreements.

Section 4.6. Press Releases.  No Party shall issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior approval of the other Parties, which approval shall not be unreasonably withheld and delayed, and shall be given, following an opportunity to review and revise the scope and content of such disclosures, in order to allow compliance with the disclosure requirements of applicable securities laws and state regulatory laws.

Section 4.7. Consents.  Each Party shall use its commercially reasonable efforts to obtain and to cooperate with each other Party in the effort to obtain, as soon as reasonably practicable, all Required Consents.  Each Party shall pay its own expenses in connection with fulfilling its obligations under this Section 4.7.  Each Party shall provide to the other Parties copies of all non-confidential portions of applications filed or submitted with Governmental Authorities, if any, in connection with this Agreement and shall keep the other Parties apprised of the status of matters relating to the completion and approval of the transactions contemplated by this Agreement.

Section 4.8. Certain Notifications.  Each Party shall promptly notify the other Parties in writing of the occurrence of any event known to such Party which will or could reasonably be expected to result in the failure to satisfy any of the conditions to the obligations of such other Parties specified in this Agreement, as well as any breach of a representation or warranty in this Agreement.  In addition, the Seller shall promptly notify the Buyer and Parent in writing of any change in the composition of the Target Company employees.

Section 4.9. No Solicitation and Exclusivity.  From the date hereof until the Closing Date, the Target Company and the Seller agree that none of them, nor any of their respective Affiliates, officers, directors, members, shareholders, employees or representatives, shall, directly or indirectly, encourage, solicit, participate in, initiate or continue any discussions or negotiations with, or provide any information to, any person or group (other than the Buyer, Parent or any their respective Affiliates, associates or designees) concerning any proposal for an acquisition of all or any substantial part of the Business or of any capital stock of the Target Company, whether by merger, tender offer, purchase of assets or shares of capital stock or otherwise.

Section 4.10. Competitive Activities.

(a) The Seller agrees that, for a period ending on the fifth anniversary of the Closing Date (the “Restrictive Period”), it shall not, without the consent of the Buyer and Parent, anywhere in North America, including but not limited to the United States, Canada and Mexico (the “Restricted Territories”), engage in the business of producing by-product polyethylene, on-purpose polyethylene or other synthetic waxes or custom chemical manufacturing (the “Restricted Products and Services”) to melt adhesive, ink, coating and film, emulsion, process aid, PVC lubricant and specialty chemical market (the “Restricted Business”); further, the Seller agrees on its behalf and on behalf of its Affiliates that none of them will participate, directly or indirectly, in the management or operation of or become an investor in (other than with respect to ownership of less than five percent (5%) of the outstanding shares of any class of equity securities listed on a national securities exchange or quoted on the Nasdaq National Market or SmallCap System), any corporation, partnership entity, limited liability company, venture or enterprise of whatever kind, which is engaged in the Restricted Business anywhere in the Restricted Territories.

(b) The Seller agrees on its behalf and on behalf of its Affiliates that none of them will, directly or indirectly, alone or with others, during the Restrictive Period, solicit or assist anyone else in the solicitation of, any employee of the Target Company to terminate his or her employment with the Target Company, provided that such restriction shall not apply to any such employee who responds to a general advertisement of employment with the Seller or an Affiliate of the Seller.

(c) If any provision contained in this Section 4.10 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 4.10, but this Section 4.10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.  The Seller acknowledges that the Buyer and

Parent would be irreparably harmed by any breach of this Section 4.10 and that there would be no adequate remedy at law or in damages to compensate the Buyer and Parent for any such breach and that, in addition to any relief at law which may be available to the Buyer and Parent for such violation or breach or regardless of any other provision in this Agreement, the Buyer and Parent shall be entitled to injunctive and other equitable relief as the court may grant after considering the intent of this Section 4.10.

Section 4.11. Delivery of Business Records.  The Target Company and the Seller, on or immediately prior to the Closing Date, shall deliver or cause to be delivered to the Buyer and Parent all material documents and records related to the Target Company or the Business, including all stock records, financial records and work papers, and corporate minute books of the Target Company.

Section 4.12. Financial Statements.  Following the date of this Agreement including subsequent to the Closing, the Seller shall provide to the Buyer and Parent, or cause Seller’s Affiliates to provide, such cooperation and information relating to the operations and financial condition of the Target Company as the Buyer and Parent may reasonably request to assist in the Parent’s preparation of financial statements, including audited financial statements required under the SEC’s Legal Requirements for Target Company’s Financial Statements.  Such cooperation shall include making employees and professionals, including the Target Company auditor’s, of the Seller or its Affiliates  with knowledge of such matters available to the Buyer or Parent upon reasonable notice and allowing the Buyer to inspect and copy documents in the possession of the Seller or their respective Affiliates relating to the operations and financial condition of the Target Company necessary for the Buyer or Parent to prepare the financial statements for the periods required to satisfy the SEC’s Legal Requirements with respect to this transaction.  Seller shall cause Target Company’s current auditors to provide customary “cold comfort” letters with respect to the Financial Statements to the Parent in connection with any financing that Parent may effect subsequent to the Closing.

Section 4.13.  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any claim, demand, action, proceeding, suit or appeal in connection with (a) the transactions contemplated by this Agreement, (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Target Company or (c) the Excluded and Assumed Liabilities, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the provisions of this Agreement).  In addition, in connection with the pending claim by Amyris, Inc., Buyer and Target Company agree to continue to store the raw material at issue at the Target Company’s premises in the same storage vessel as stored in at Closing until (i) the claim is settled upon all parties entering into a written settlement agreement or (ii) a final and non-appealable ruling of a court resolving the issues related to the claim.  If Seller fails to provide Buyer notice of any settlement or final and non-appealable ruling as described above within 10 days of receipt of such settlement or ruling, then Seller shall owe Buyer a reasonable rental expense for storing the material.

Section 4.14. Title Insurance.  The Buyer shall cause an owner’s title insurance policy to be issued dated as of the date of the Closing (the “Owner’s Title Policy”), insuring Buyer’s fee simple ownership of the Target Company-Owned Real Property.  The Owner’s Title Policy to be issued to the Buyer at Closing shall be in form and substance reasonably acceptable to Buyer.  The cost of the Owner’s Title Policy and a current survey shall be borne by the Buyer.  The Seller has delivered to the Buyer (i) an owner’s title policy in the name of the Seller and (ii) a survey dated July 27, 2010 of the Target Company-Owned Real Property showing all improvements thereon.

Section 4.15. Environmental.

(a) The Buyer, at its sole expense, may retain a firm engaged in the business of environmental engineering to conduct such environmental audits of any of the Target Company-Owned Real Property as the Buyer, in its sole discretion, shall consider necessary or appropriate, and Seller and Target Company shall cooperate in this endeavor.

(b) Seller and Target Company will cooperate with Buyer prior to Closing in order to institute the environmental remediation tasks set forth in Schedule 5.19.

Section 4.16. Intercompany Accounts.  All intercompany balances listed on Schedule 2.22 shall have been satisfied and all commitments with respect thereto shall have been terminated, settled, discharged, offset, paid on or before the Closing Date (other than the sales orders listed on Schedule 2.22).  Prior to Closing, the Seller shall cause all Related Party Agreements (other than the sales orders listed on Schedule 2.22) to be unwound or terminated, without continuing Liability or obligation to the Target Company, to remove the Target Company as a party thereto.

Section 4.17. Cooperation with Buyer’s Credit Facility.  Prior to the Closing Date, Target Company will cause Wells Fargo, NA, the Target Company’s financial institution, to cooperate with the Parent’s credit facility, as it is expected that the Wells Fargo term loan of Target Company will be paid off at Closing.  Notwithstanding the foregoing, the Parties acknowledge and agree that none of the Purchase Price will be used to pay off the Wells Fargo term loan.

Section 4.18. Company Information.  From and after the Closing Date, the Seller agrees (i) to keep confidential all of the books and records of the Target Company, and (ii) not to reveal or disclose the Company Information to any Person other than Persons who need to know such information for tax, accounting, regulatory, contract-compliance or other legal-related purposes; it being understood that all such Persons will be informed of the confidential nature of the Company Information and the terms of this Section 4.18.  As used herein, “Company Information” shall mean all non-public, confidential information contained in the books and records of the Target Company or relating to its business, financial condition or insureds, whether oral or written, whether in possession of the Seller or any Affiliate, agent or other representative of the Seller as of the Closing Date or obtained, developed or disclosed by Seller or their Representatives at any time.  The term “Company Information” does not include any information which at the time of disclosure to the Seller or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Seller or any of its Representatives).  The Seller may disclose Company Information if required to by Legal Requirements.

Section 4.19. Use of Names.  Following the Closing Date, neither the Seller nor any of its Affiliates shall, directly or indirectly, without the prior written consent of the Buyer or Parent, make any use of the name “Chusei” or any derivative or variant thereof (for purposes of clarification, “make any use of” shall not include making reference to the Target Company in any presentation); provided, however, Buyer and Parent acknowledge and agree that neither Seller nor the Target Company have the exclusive right to us the name “Chusei” in North America or otherwise.

Section 4.20. Obtaining Valuations of Assets.  Target Company and Seller will reasonably cooperate with and assist Buyer in obtaining valuations of certain Business Assets as required by Buyer and Parent pursuant to Section 8.10.

Section 4.21. Permits and Licenses.  From and after the execution of this Agreement, Seller and its Affiliates shall reasonably cooperate with Buyer and Parent in connection with any and all updates, amendments and reissuances of Permits and Licenses required in connection with or as a result of the transactions contemplated hereby, or in connection with any name change by the Target Company after the Closing Date, and Seller will, and will cause its Affiliates to, reasonably cooperate with Buyer or Parent, as needed, to effect such updates, amendments and reissuances.

Section 4.22. Insurance.

(a) Seller shall use reasonable commercial efforts to cause the insurance companies that have issued insurance policies to the Target Company, the Seller and the Seller’s Affiliates, to separate or bifurcate such insurance policies such that the Target Company shall have stand-alone insurance policies.

(b) If Target Company pays the Annual Premium Renewal between the execution of this Agreement and the Closing Date, then within ten (10) days of Closing, Buyer shall reimburse Seller the Insurance Premium Reimbursement.

(c) If the Target Company cancels the insurance policies after December 22, 2014, the Seller agrees to pay to the Target Company an amount equal to fifty percent (50%) of the cancellation fee charged by the insurance carrier(s) of such insurance policies.  Within three (3) Business Days after payment of the cancellation fee as described above, Seller and Buyer shall execute a written instruction letter directing the Escrow Agent to release to Buyer an amount equal to 50% of the cancellation fee.

(d)  From and after the Closing, Seller shall be responsible for the administration and payment of all claims made by the Target Company prior to the Closing under any of Seller’s or Seller’s Affiliates’ (other than the Target Company) insurance policies or self-insured programs, and Buyer, Parent and their respective Affiliates (including the Target Company) shall reasonably cooperate with any reasonable requests of Seller in connection with administration and payment of such claims.

Section 4.23. Independent Accounting Firm.  Other than in connection with the Final Net Working Capital Amount, no Party has had, now has or will have a business relationship with the Independent Accounting Firm or any of its partners or associates (whether currently at the Independent Accounting Firm or at a prior firm).

ARTICLE V

CONDITIONS TO OBLIGATIONS OF THE BUYER AND PARENT

The obligations of the Buyer and Parent to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as the Buyer or Parent may waive the same in writing.

Section 5.1. Performance.  The Target Company and the Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or satisfied by them on or prior to the Closing Date, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case the Target Company and the Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material Adverse Effect”) in all respects through the Closing.

Section 5.2. Representations and Warranties.  The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, subject to the supplements or amendments of the Target Company Disclosure Schedule pursuant to Section 4.3(a), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date.

Section 5.3. Closing Deliverables.  The Seller shall have delivered to the Buyer the items required pursuant to Section 1.4(c).

Section 5.4. Required Consents and Approvals.  All Required Consents shall have been obtained on or prior to the Closing Date and such Required Consents shall be in form and substance reasonably acceptable to the Buyer and Parent.

Section 5.5. Resignations.  The Seller shall have delivered the resignation of Arthur A. Steier as an officer and director of Target Company.

Section 5.6. No Litigation.  Immediately prior to the Closing Date, there shall be no pending or threatened Action, Litigation, suit, proceeding, investigation, order, decree, ruling or any other action taken by any court of competent jurisdiction or other Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prohibit or prevent the consummation of any of the transactions contemplated under this Agreement; (b)

adversely affect the right of Buyer to own the Shares and to control the Target Company, or (c) adversely affect the right of the Target Company to own its assets and to operate the Business.

Section 5.7. Environmental Audit.  The results of any environmental audit conducted pursuant to Section 4.15 shall not have disclosed any past or present condition, process or practice with respect to any of the Target Company-Owned Real Property which is not in compliance with all applicable Environmental Requirements and requires Remedial Action under any applicable Environmental Requirements; provided, however, that if the Seller, in its sole and absolute discretion, agrees in writing to pay the entire cost of such Remedial Action, this condition shall be deemed to have been fulfilled.

Section 5.8. No Material Adverse Effect.  There shall not have occurred since the date of this Agreement, any event or events that have resulted in, or could be reasonably expected to result in, a Material Adverse Effect.

Section 5.9. Termination of Related Party Agreements.  A certificate reflecting that all Related Party Agreements have been terminated and the intercompany accounts have been settled, discharged, offset, paid or repaid (other than the sales orders listed in section (b) of Schedule 2.22, which shall survive the Closing).

Section 5.10. Closing Certificates.  The Seller shall have furnished to the Buyer or Parent such certificates to evidence its and their compliance with the conditions set forth in this Article as may be reasonably requested by the Buyer or Parent.

Section 5.11. Financing.  The Parent shall have obtained an available credit facility of at least $70,000,000 from a financial institution to fund the Purchase Price, on terms acceptable to Parent.

Section 5.12. Financial Statement Work Papers and Consent.

(a) The Seller shall have provided to Parent on or before Closing, any work papers or other Financial Statement support or back-up records reasonably requested by Parent in order to comply with SEC Legal Requirements.

(b)  The Seller shall provide the Target Company’s auditor’s consent authorizing Parent and Buyer to file the Financial Statements along with the pro-forma financial information with the SEC in a Form 8-K pursuant to Item 9.01 of Form 8-K.

Section 5.13. Fairness Opinion.  The board of directors of Parent shall have received an acceptable fairness opinion.

Section 5.14. Closing Working Capital.  The Buyer and Parent shall receive from the Seller the Closing Working Capital Statement.

Section 5.15. Release of Wells Fargo Guaranty.  Written evidence of the release of Target Company’ guaranty in connection with the Amended and Restated Continuing Guaranty, dated September 16, 2011, in connection with Seller’s indebtedness to Wells Fargo Bank, National Association.

Section 5.16. Seller and Seller’s Affiliate Release.  A release by Seller, Arthur A. Steier and any Seller Affiliate (collectively, the “Affiliate Releases”) of any and all claims against the Target Company in the form set forth in Schedule 5.16.

Section 5.17. Distribution Agreement.  Target Company shall have entered into a distribution agreement with Schumann/Steier, Inc. on terms acceptable to Buyer and Parent.

Section 5.18. Assignment and Assumption of Excluded and Assigned Liabilities.  Seller shall deliver an assignment and assumption agreement, reasonably acceptable to the Buyer and the Seller, to transfer any and all Excluded and Assigned Liabilities to the Seller or any of its Affiliates (other than the Target Company) so as to ensure neither the Buyer nor the Parent (or the Target Company) shall assume or be obligated to satisfy any Excluded Liability following the Closing.

Section 5.19. Environmental Remedial Actions.  Seller shall have taken all action to implement the environmental items set forth in Schedule 5.19, to the satisfaction of Buyer.

Section 5.20. Satisfactory Meetings with Employees, Customers and Vendors.  The meetings with customers, employees and vendors as contemplated in Section 4.4 shall have been satisfactory to Buyer and Parent.

Section 5.21. Force Majeure.  The Business or the assets of Target Company shall not have been damaged or destroyed by any natural event (including, without limitation, any storm, flood, hurricane, washout, landslide, earthquake, lightning, fire or other act of God) or other casualty or been taken in condemnation or under right of eminent domain, except for such destructions, casualties or takings as would not, individually or in the aggregate, have Material Adverse Effect on the Target Company or the Business.  Notwithstanding the forgoing, Buyer may, at its option and in its sole discretion, complete the transactions contemplated by this Agreement and receive the proceeds of the insurance carried by the Seller or Target Company payable by reason of such damage or destruction plus an amount equal to all applicable deductibles.

Section 5.22. Physical Inventory.  Buyer and Parent shall have completed an acceptable physical inventory of Target Company.

Section 5.23. Pre-Closing Dividend Payments.  Seller shall provide to Parent a statement listing the payment made to Seller from Target Company since July 21, 2014.

Section 5.24. HSR Compliance.  The “acquisition price” (as such term is defined in the HSR Act) shall not exceed US $75,899,999.

Section 5.25. Schedule 8.1(a).  Seller shall have delivered the certificate set forth on Schedule 8.1(a).

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE SELLER

The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as the Seller may waive the same in writing.

Section 6.1. Performance.  The Buyer and the Parent shall have performed and complied in all material respects with all agreements and covenants required by this Agreement or any Transaction Agreement to be performed or satisfied by it on or prior to the Closing Date except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case the Buyer and Parent shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material Adverse Effect”) in all respects through the Closing.

Section 6.2. Representations and Warranties.  The representations and warranties of the Buyer and Parent contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, subject to the supplements or amendments of the Buyer Disclosure Schedule pursuant to Section 4.3(b) except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date.

Section 6.3. Closing Deliverables.  The Buyer shall have delivered to the Seller and the Escrow Agent, as the case may be, the items required pursuant to Section 1.4(a), (b) and (d) hereof.

Section 6.4. Release.  A general release from the Target Company to the Seller of any and all claims against Arthur A. Steier is set forth in Schedule 6.4.

ARTICLE VII

TERMINATION

Section 7.1. Termination of this Agreement.  This Agreement may be terminated prior to the Closing:

(a) by Buyer or the Parent, on the one hand, and Seller, on the other hand, if the Closing shall not have occurred by the close of business on October 1, 2014;

(b) by mutual written consent of Seller and Parent;

(c) by either Buyer or Parent, on the one hand, and Seller, on the other hand, if there shall be an action filed by a Governmental Authority restraining, prohibiting or materially adversely effecting the consummation of the Transaction Agreements;

(d) by the Buyer or Parent if (i) any representation and warranty of the Seller contained in this Agreement was incorrect in any material respect when made as of the date hereof, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects; (ii) (A) the Seller of the Target Company has breached any covenant contained in this Agreement in any material respect, (B) the Buyer has notified Seller of the breach with reasonable detail, and (C) the breach has continued without cure for a period of five (5) Business Days after receipt of the notice; or (iii) if the Closing shall not have occurred on or before October 1, 2014, by reason of the failure of any condition precedent set forth in Article V hereof (unless the failure results primarily from the Buyer or Parent itself breaching any representation, warranty, or covenant contained in this Agreement);

(e) by the Seller if (i) any representation and warranty of the Buyer and Parent contained in this Agreement was incorrect in any material respect when made as of the date hereof, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects; (ii) (A) the Buyer or Parent has breached any covenant contained in this Agreement in any material respect, (B) the Seller has notified Buyer and Parent of the breach with reasonable detail, and (C) the breach has continued without cure for a period of five (5) Business Days after receipt of the notice; or (iii) if the Closing shall not have occurred on or before October 1, 2014, by reason of the failure of any condition precedent set forth in Article VI hereof (unless the failure results primarily from the Seller or the Target Company itself breaching any representation, warranty, or covenant contained in this Agreement); or

(f) by the Buyer or Parent if Seller, Target Company, or any Affiliate of Seller breaches in any respect Section 4.9;

provided that (i) in the case of subclauses (a), (d) and (e) the party seeking to terminate is not in material breach of this Agreement, any breach by the Target Company or an Affiliate of Seller of this Agreement being deemed a breach of the Seller, and (ii) in the case of all subclauses above, the Party seeking to terminate provides to other Parties written notice of such termination.

Section 7.2. Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1(a) through (e) above, this Agreement shall become void and of no effect without liability of any Party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other Party hereto, provided that termination of this Agreement pursuant to Section 7.1(d) or (e) shall not in any way terminate, limit or restrict the rights and remedies of any Party hereto, as provided under this Agreement, against any other Party that has breached this Agreement prior to termination hereof.  If this Agreement is terminated pursuant to Section 7.1(f), this Agreement shall become void and of no effect without liability of any Party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other Party hereto, and Seller shall pay to Parent the sum of $1 million within five (5) Business Days from such termination.  If the Seller fails to promptly pay the $1 million due pursuant to this Section 7.2, and, in order to obtain such payment, Parent or

Buyer commences an Action which results in a judgment against the Seller for the amount set forth in this Section 7.2, Seller shall pay to Buyer or Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest from the date of termination of this Agreement on all the amounts owed pursuant to this Section 7.2 at the Prime Rate.  The provisions of this Section 7.2 and Article XI (general provisions) shall survive any termination of the Agreement pursuant to Section 7.1.

  ARTICLE VIII
TAXES

Section 8.1. Tax Representations.  The Seller represents and warrants to the Buyer that, as of the date hereof and as of the Closing Date, to the Seller’s Knowledge:

(a) All Tax Returns required to be filed with the appropriate Governmental Authorities, by or on behalf of the Target Company have been timely filed and all Taxes owed (whether or not shown or required to be shown on such Tax Returns) have been paid or remitted. All such Tax Returns were correct and complete in all material respects.  No portion of any such Tax Return has been the subject of any audit, action, suit, proceeding, claim or examination by any Governmental Authority, and, to the Seller’s Knowledge, no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, threatened.  The Target Company is currently the beneficiary of an extension of time within which to file a Tax Return.  The Target Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment, or deficiency.  No claim has ever been made by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that the Target Company is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes upon the assets of the Target Company other than for real property Taxes not yet due.  The Target Company does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.  No portion of the Purchase Price is subject to any Tax withholding provision of federal, state, local or non-U.S. law, except as listed on Schedule 8.1(a).

(b) Either of the Seller or the Target Company have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party.  The Target Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. The assets of the Target Company do not include any stock or other ownership interests in any foreign or domestic corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

(c) The Target Company has been treated as an Qualified Subchapter S Subsidiary (“QSub”) for Tax purposes since January 1, 2012 and has not filed a revocation statement to terminate the QSub election.  The Seller has duly and validly elected to be treated as an S corporation pursuant to Code Section 1362(a) and the Laws of each state in which it does business that allows for S corporation treatment, and no taxing authority has challenged the effectiveness of this election. The Seller has disclosed any material potential Taxes under IRC Code Section 1374 (or any similar provisions of foreign, state, or local law).

(d) Seller and the Target Company have timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period or properly accrued liability on the balance sheet of Target.

(e) Seller and the Target Company have established, in accordance with GAAP, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the operation of the Target Company which are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any assets of the Target Company, would otherwise adversely affect the Target Company or would result in the Buyer becoming liable therefor.

(f) The Target Company has used the accrual method of accounting for its business since August 1, 2010.  The Target Company has not agreed nor is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Target Company or Seller and neither the Internal Revenue Service nor any other taxing authority has proposed any such adjustment or change in accounting method, and the Target Company or Seller does not have any application pending with any taxing authority requesting permission for any such changes in accounting methods.

(g) [Reserved].

(h) The Target Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) The Target Company has no net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement).

(j) The Target Company is not a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement).  Neither Seller nor the Target Company has been a party to or participated in any way in a transaction that could be described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including without limitation, any “listed transaction”) or any confidential corporate Tax shelter within the meaning of Treasury Regulations Section 301.6111-2, nor has any Tax item or any Tax strategy that has been derived from or related to any such transaction been reflected in any Tax Return of Seller and the Target Company.

(k) The Target Company is not and has never been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction and all transactions and agreements (whether written or oral) between or among the Target Company and any affiliates and/or the terms thereof have been conducted in an arm’s length manner consistent with the Target Company’s and affiliates’ transactions or agreements with unrelated third parties.

(l) Tax basis, loss and loss adjustment expense reserves, and unearned premium reserves for the Target Company have been computed and maintained in the manner required under Sections 807, 832, and 846 of the Code and any other applicable Tax provision.  The Target Company does not have a positive policyholder surplus account within the meaning of Section 815 of the Code, or maintain a “special loss discount account” or make “special estimated tax payments” within the meaning of Section 847 of the Code.

(m) The Seller or Target Company is not subject to any private letter ruling of the Internal Revenue Service or any comparable ruling of any state, local or foreign taxing authority.

(n) The Target Company has disclosed on its income Tax Returns, to the extent required under the Code, all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Code Section 6662.

Section 8.2. Tax Indemnity by the Seller.  The Seller shall indemnify and hold the Buyer and the Target Company and any successor entities thereto or Affiliates thereof harmless from and against the following:

(a) Any and all Taxes of the Seller or any Affiliate (other than the Target Company);

(b) Any Liability (including Taxes) of the Buyer or the Target Company in connection with or arising from any breach of any representation, agreement, or covenant relating to Taxes made by the Seller in this Article VIII of this Agreement;

(c) Any and all Taxes of the Target Company relating to any Pre-Closing Tax Period that have not paid or fully accrued or reserved by the Target Company as of the Closing Date;

(d) Taxes for which the Target Company is liable pursuant to Section 1.1502-6 of the Treasury Regulations or any similar provision for any Pre-Closing Tax Period including as a transferor or successor; and

(e) Taxes for which Seller is responsible pursuant to Section 8.5 hereof;

provided, however, that in the case of subclauses (a) through (e) above, Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes on the face of the Closing Working Capital Statement, unless adjusted by the Final Net Working Capital Amount, in which case the amount reserved on the Final Net Working Capital Amount shall prevail.

Section 8.3. Tax Cooperation.  The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, either before or after Closing, as promptly as practicable, such information and assistance relating to the Target Company as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  The Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Seller or Target Company and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.3.

Section 8.4. Payments.  Any payment made pursuant to this Article VIII or Article X shall be treated by the Seller and the Buyer as an adjustment to the Purchase Price and the Seller and the Buyer agree not to take any position inconsistent therewith for any purpose.

Section 8.5. Other Taxes.  The Seller agrees to assume liability for and to pay all sales, transfer, stamp, real property transfer and similar Taxes incurred as a result of this Agreement, whether withheld by Buyer or not.  Buyer will request a no tax due certificate from the State of Texas within 30 days of Seller filing the franchise tax return with the State of Texas.

Section 8.6. Survival Periods.  The survival periods with regard to representations set forth in Section 8.1 hereof shall be extend to sixty (60) days after the expiration of the applicable statutes of limitations (including extensions).

Section 8.7. Tax Returns.

(a) Periods Ending on or Before the Closing Date.  Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Buyer and Seller shall permit the other to review and reasonably comment on each such Tax Return filed by such Person as described in the preceding sentence prior to filing.  Buyer and Seller shall provide such Tax Returns to the other at least fifteen (15) days prior to filing and any reasonable comments will be made in writing at least five (5) days prior to filing.  All such Tax Returns shall be prepared in a manner consistent with reasonable prior practice of the Target Company except as required under Applicable Tax Law.

(b) Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target Company for periods which begin before the Closing Date and end after the Closing Date.  Buyer shall permit the Seller to review and reasonably comment on each such Tax Return described in the preceding sentence prior to filing for the portion of each such Tax

Return that includes the period ending on the Closing Date.  Buyer shall provide such Tax Returns to Seller at least fifteen (15) days prior to filing and any reasonable comments will be made in writing by Seller at least five (5) days prior to filing.  For purposes of this Section 8.7(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Target Company.

(c) Seller shall reimburse Buyer for Taxes of the Target Company that are the responsibility of the Seller pursuant to Section 8.2 hereof within fifteen (15) Business Days after payment by Buyer, the Target Company or their Affiliates of such Taxes.

Section 8.8. Tax Elections.  To the extent Treasury Regulations Section 1.1502-36 is applicable to the Seller or any other member of a federal income tax consolidated group that includes the Seller or any Affiliate thereof with respect to the sale of the Shares pursuant to this Agreement, the common parent of any such group shall make the election provided under Treasury Regulations Section 1.1502-36 (including, without limitation, on a protective basis) to reduce the Tax basis that the Seller has in the shares of the Company so as to prevent any reduction of any Tax attributes of the Target Company, and such common parent (or any other Person) shall not make any election permitted under Treasury Regulations Section 1.1502-36 with respect to the sale of the Shares pursuant to this Agreement that would result in the reattribution of the Tax attributes of the Target Company to such common parent or any other member of a federal income tax consolidated group that includes Seller or any Affiliate thereof.  The Seller agrees to furnish to the Buyer a copy of any elections described in this paragraph at least ten (10) days prior to filing such election with the IRS.

Section 8.9. Consolidated Tax Return Filings.  The Target Company has been a member of a group filing a S Corporation federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return since January 1, 2012, and the Target Company does not have any liability for the Taxes of any Person (other than the Target Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax law), or as a transferee or successor, or by contract, or otherwise.

Section 8.10. 1361(b)(3)(C)(ii) Treatment; Purchase Price Allocation.  The Target Company will become an ineligible corporation and the transactions contemplated by this Agreement shall properly terminate its QSub status upon the Closing.  The Seller and the Buyer shall join in allocation prior to Closing on an allocation of the Purchase Price among the Target Company’s assets and the non-compete agreement referred to in Section 4.10 hereof.  If the Seller and the Buyer agree to such allocation prior to Closing, the Seller and the Buyer covenant and agree that the values assigned to such assets and the non-compete agreement by the Parties'

mutual agreement shall be conclusive and final for all purposes of this Agreement.  The Seller and the Buyer shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation agreed to by the Seller and Buyer hereunder and prepared by Buyer in accordance with a deemed sale of assets under Section 338 and Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation.  Neither the Seller nor the Buyer shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.  The Seller shall include in its respective federal, state and local income Tax Returns for the taxable period which includes the Closing Date any forms necessary or required from the deemed sale.  In no event shall Buyer be liable or responsible for any Taxes imposed by the Applicable Tax Law as a result of the sale or elections, it being understood and agreed that the Seller shall have the sole responsibility therefore and shall indemnify Buyer therefrom.  Notwithstanding the foregoing, if the Seller and the Buyer do not agree on such allocation prior to the Closing, the Seller and the Buyer shall complete respective allocation within 90 days of Closing.

ARTICLE IX

EMPLOYMENT

Section 9.1. Employees of Target Company.  Subsequent to the Closing Date, Target Company employees will remain at-will employees of Target Company.

Section 9.2. No Third Party Beneficiaries.  Neither this Agreement, the Transaction Agreements nor the transactions contemplated herein or therein, shall be deemed to create any third party beneficiary rights in any person or organization, including any employee or former employee (including any beneficiary or dependent thereof) of Seller, Target Company or their respective Affiliates, and no person or organization other than Seller, Buyer, Parent and Target Company shall have any rights to enforce any provision hereof, including any provision pertaining to any benefits that may be provided, directly or indirectly, to any employees or under any employee benefit plan, including the currently existing employee benefit plans.

ARTICLE X

SURVIVAL, INDEMNIFICATION

Section 10.1. Survival of Representations and Warranties, Covenants and Agreements.

(a) The representations and warranties of the Seller contained in this Agreement, the Target Company Disclosure Schedule, and any certificate, document, or other writing delivered pursuant to this Agreement shall survive the Closing hereunder for a period of eighteen (18) months following the Closing Date (the “Survival Date”); provided, however, that (i) the Fundamental Representations  shall survive indefinitely, (ii) the representations and warranties set forth in Section 2.14 (Environmental) and Section 2.19 (Employee Benefits), shall survive until sixty (60) days after the applicable statutes of limitations (including extensions), and (iii) the representations and warranties set forth in Section 8.1 (Tax Representations) shall survive as provided for in Section 8.6.

(b) Any covenants or agreements of the Seller contained in this Agreement to be performed after the Closing, shall survive until performed unless waived in writing by the Buyer.

Section 10.2. Indemnification.

(a) Subject to the provisions of this Agreement, the Seller agrees to indemnify and hold the Buyer, Parent and their respective Affiliates (including the Target Company following the Closing Date), predecessors, successors and assigns (and their respective officers, directors, employees and agents) (each a “Buyer Indemnitee”) harmless from and against and in respect of all Damages incurred by a Buyer Indemnitee resulting from or relating to:

(i) a breach by the Seller or Target Company of any of their respective representations or warranties (including the Fundamental Representations) in this Agreement;

(ii) a breach by Seller of its covenants or agreements in this Agreement to be performed post-Closing;

(iii) All warranty or guaranty obligations with respect to products manufactured by the Target Company or the Business prior to the Closing Date and distributed or sold by the Target Company or the Seller or the Seller’s Affiliates at any time pursuant to the terms of the warranties issued in connection with such sales;

(iv) Any product liability claim related to or resulting from the products manufactured by the Target Company or the Business prior the Closing Date;

(v) The refund of any Shortfall Fee paid by BPC to the Target Company in 2014 as a result of BPC complying with the minimum purchase requirements under the BPC Manufacturing Agreement; and

(vi) the Excluded and Assigned Liabilities.

(b) The Seller’s indemnification obligations with respect to Taxes are governed by both Article VIII and Article X; provided, however, that the provisions of Article VIII shall control in the event of conflict.

(c) For purposes of this Article X, any inaccuracy in or breach of any representation or warranty or the amount of Damages arising therefrom or relating thereto shall be determined without regard to any materiality qualification, or any qualification or requirement that a matter be or not be “reasonably expected” to occur or have or result in a Material Adverse Effect (or similar formulation), contained in or otherwise applicable to such representation or warranty, which qualification or requirement limits the scope of such representation or warranty and, giving effect thereto, renders such representation or warranty accurate.

Section 10.3. Limitations on Indemnification Obligations. The indemnification provided for in Section 10.2 hereof shall be subject to the following limitations:

(a)  The Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 10.2(a)(i) and 10.2(a)(ii) hereof until the aggregate amount of all Damages in respect of indemnification under Section 10.2(a)(i) and 10.2(a)(ii) exceeds US $500,000 (the “Deductible”), in which event the Seller shall only be required to pay or be liable for Damages in excess of the Deductible.

(b) The aggregate amount of all Damages for which the Seller shall be liable the Buyer Indemnitees pursuant to Section 10.2(a) hereof shall not exceed US $5,000,000.

(c) Notwithstanding the foregoing, the limitations contained in Sections 10.3(a) and 10.3(b) hereof will not limit the Seller’s obligations to indemnify the Buyer Indemnitees in respect of any Damages that any Buyer Indemnitee may suffer, sustain, or become subject to, as a result of fraud or intentional misrepresentation or with respect to any and all breaches of the Fundamental Representations; provided, however, that the aggregate amount of all Damages for which the Seller shall be liable to the Buyer Indemnitees under this Section 10.3(c) as result of fraud or intentional misrepresentation or with respect to any and all breaches of the Fundamental Representations shall not exceed the Purchase Price.

(d) Payments by the Seller pursuant to Section 10.2(a) in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received by the Buyer or the Target Company in respect of any such claim (net of deductibles or other Damages incurred by such Buyer Indemnitee as a result of such claim, all direct collection expenses and any increased premium costs).

(e) In calculating the amount of Damages related to a breach of or inaccuracy in a representation, warranty, covenant or agreement hereunder (and for purposes of determining whether a breach or inaccuracy has occurred), the Seller shall have no liability for any Damages under this Agreement to the extent such Damages were taken into account as a liability or a reduction in the value of assets in determining the Final Net Working Capital Amount.

Section 10.4. Indemnification Procedures.

(a) Claim Notices.  Each Indemnified Party shall provide written notice to the Indemnifying Party of any claim or demand that it may have under Article VIII or this Article X (a “Claim Notice”), and, in the event that there is asserted against an Indemnified Party any claim, demand, action, proceeding or investigation instituted by other than a Buyer Indemnitee for which the Indemnifying Party may be obligated to indemnify hereunder (a “Third Party Claim”), such Indemnified Party shall provide a Claim Notice with respect thereto promptly following such Indemnified Party’s receipt of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.  A Claim Notice with respect to a claim other than a Third Party Claim shall contain a brief summary of the facts underlying or related to such claim to the extent then known by the Indemnified Party, the subsection(s) of Section 10.2 pursuant to which the Indemnified Party is seeking indemnification, a list of those representations, warranties and covenants that the Indemnified Party believes may have been breached in relation to such claim, and a statement that the Indemnified Party seeks indemnification for Damages relating to such claim.  A Claim Notice with respect to a Third Party Claim shall contain a brief summary of the facts underlying or relating to such claim to the extent then known by the Indemnified Party and any correspondence or notices (including court papers) received from the relevant third party (to the extent not prohibited by contract or applicable legal requirement from furnishing), a list of those representations, warranties and covenants that the Indemnified Party believes may have been breached in relation to such claim and a statement that the Indemnified Party seeks indemnification for Damages relating to such claim.  A Claim Notice need not state the amount of Damages that the Indemnified Party believes it has incurred or suffered relating to such claim.  From and after the delivery of a Claim Notice with respect to a Third Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall provide to the Indemnifying Party on written request all information and documentation reasonably necessary to support and verify the Damages which the Indemnified Party believes give rise to a claim for indemnification and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

(b) Control of Contests by Indemnifying Party.  The Indemnifying Party shall be entitled to assume, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of any Third Party Claim (unless (x) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect thereto, or (y) the Indemnified Party has determined in good faith that such Third Party Claim may materially adversely affect it or its Affiliates other than as a result of monetary damages).  Unless the Indemnified Party shall have notified the Indemnifying Party of the existence of one or more of the conditions set forth in clause (x) or (y) of the preceding sentence, the Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by any Governmental Authority, any court proceedings or regulatory inquiry or investigation) from receipt of the Claim Notice with respect to a Third Party Claim (the “Notice Period”) to notify the Indemnified Party of its election to assume the defense of such Third Party Claim.  If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it elects to assume the defense of such Third Party Claim, it shall be conclusively established for purposes of this Agreement that the Indemnifying Party is obligated to and shall indemnify and hold harmless the Indemnified Party from, against and in respect of all Damages incurred or suffered by the Indemnified Party to the extent arising from such Third Party Claim, subject only to the limitations contained in Section 10.3 and all Damages incurred by the Indemnified Party in connection with such defense prior to any such assumption shall be reimbursed by the Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it elects to defend such Third Party Claim, it shall have the right to so defend, with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party, at the Indemnifying Party’s expense.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense thereof, including the opportunity to participate in any discussions or correspondence with any Governmental Authority, and to employ counsel separate from the counsel employed by the Indemnifying Party.  The Indemnified Party shall participate in any such defense at its own expense unless (x) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have concluded in good faith that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof, or (y) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 10.4(c), and in the case of (x) or (y), all such expenses incurred by the Indemnified Party in connection with such participation shall be borne by the Indemnifying Party.

(c) Control of Contests by Indemnified Party.  In the event the Indemnifying Party (x) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (y) is not entitled to defend the Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim as provided in Section 10.4(b), or (z) after assuming the defense of a Third Party Claim, fails to conduct the defense of such Third Party Claim in a reasonably diligent manner within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for such Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(d) Settlement of Claims.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnifying Party shall have no Liability with respect to any compromise or settlement of such claims effected without its prior written consent and the Indemnifying Party shall not consent to the entry of judgment, admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (x) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates, (y) there is no imposition of a consent order, decree or injunction that would restrict the future activity of the Indemnified Party or its Affiliates and (z) the sole relief provided is monetary damages that are concurrently paid in full by the Indemnifying Party and a full and complete release is provided to the Indemnified Party and its Affiliates.

(e) Cooperation.  Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.  Such cooperation also shall include the retention and, upon the Indemnifying Party’s request, the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that, such cooperation shall not unreasonably interfere with the business or operations of such Party.  All Damages reasonably incurred or suffered by the Indemnified Party in connection with responding to, complying with or satisfying the Indemnifying Party’s requests for cooperation shall be promptly reimbursed by the Indemnifying Party.  If the Indemnifying Party disputes the amount of, or otherwise refuses or fails to reimburse, any such Damages which the Indemnified Party has incurred and for which the Indemnified Party has sought reimbursement from the Indemnifying Party, the Indemnified Party shall not be obligated to continue providing cooperation with respect to the defense of the relevant Third Party Claim until such dispute has been resolved or all such Damages have been reimbursed in full.

(f) Related Claim Notices.  At any time after an Indemnified Party has delivered a Claim Notice satisfying the content requirements of Section 10.4(a) such Indemnified Party in its discretion may supplement or amend such Claim Notice to provide further more detailed information relating to the claim covered by the original Claim Notice, including by delivery of any correspondence, notice or other communication relating to the claim covered by the original Claim Notice.  In addition, at any time after an Indemnified Party has delivered a Claim Notice satisfying the content requirements of Section 10.4(a) (an “Original Claim Notice”) such Indemnified Party in its discretion may deliver one or more separate Claim Notices independently meeting the content requirements of Section 10.4(a) relating to one or more claims, including a Third Party Claim, that arise out of the same or similar facts, events, circumstances or conditions that gave rise to the Original Claim Notice (each, a “Related Claim Notice”).  In addition, at any time after an Indemnified Party has delivered a Claim Notice satisfying the content requirements of Section 10.4(a) with respect to a claim other than a Third Party Claim, such Indemnified Party in its discretion may deliver a notice which attaches the original Claim Notice, sets forth a summary in reasonable detail of the facts underlying or relating to such claim to the extent then known by the Indemnified Party, includes a statement demanding indemnification from the Indemnifying Party and includes a statement of the amount of Damages for which the Indemnified Party seeks indemnification at that time (a “Demand Notice”).  The Indemnifying Party shall have twenty (20) Business Days from the date on which the Indemnified Party delivers a Demand Notice during which to notify the Indemnified Party in writing of any objections it has to the Indemnified Party’s notice or claims for indemnification.  If the Indemnifying Party does not deliver such written notice of objection to such Demand Notice within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have accepted the claim as set forth in the Demand Notice.  If the Indemnifying Party accepts the claim as set forth in the Demand Notice, it shall have twenty (20) Business Days from the date of acceptance to pay such claim and if the Indemnifying Party rejects the claim, the Indemnified Party shall be entitled to initiate Action in accordance with Section 11.7 to seek enforcement of its rights to indemnification under this Agreement.  The Indemnifying Party shall have no right to participate in or control any claim that is not a Third Party Claim.  For the avoidance of doubt, the delivery by the Indemnified Party of one or more supplements or amendments to a Claim Notice or of a Demand Notice as contemplated by this Section 10.4(f) shall not be (i) deemed the delivery of a new Claim Notice or the revocation of the original Claim Notice for purposes of this Article X and (ii) shall not alter or undermine the timeliness of the original Claim Notice for purposes of this Article X.  For the avoidance of doubt, a Related Claim Notice shall for all purposes hereunder be treated as a separate Claim Notice, independent of the relevant Original Claim Notice; provided, however, that, any representation and warranty that is alleged to have been breached in such Related Claim Notice shall survive until the final resolution of such breach if an Original Claim Notice satisfying the content requirements of Section 10.4 and alleging breach of such representation and warranty was delivered on or prior to the date on which such representation and warranty ceases to survive as specified in Section 10.1.

(g) Third Party Beneficiaries.  Buyer Indemnitees shall be intended third party beneficiaries of the indemnification obligations of the Buyer and Parent and the Seller, respectively, in this Article X.

Section 10.5. Remedies Exclusive.  The remedies provided in this Article X constitute the sole and exclusive remedies available to each Party hereto for recoveries against another Party hereto for any breaches or failures to comply with or non-fulfillment of the representations, warranties, covenants and agreements in this Agreement, except that nothing in this Agreement shall limit the right of any Party to pursue any appropriate remedy at equity or any appropriate remedy based upon allegations of fraud in connection with this Agreement.  The provisions of this Article X shall apply to claims for indemnification asserted as between the Parties hereto as well as to third-party claims, other than a claim under Section 1.4.

Section 10.6. Mitigation.  The Parties shall cooperate with each other with respect to resolving any indemnifiable claim, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.  Each Party shall use commercially reasonable efforts to address any claims or Liabilities that may provide a basis for an indemnifiable claim such that each Party shall respond to any claims or Liabilities in the same manner it would respond to such claims or Liabilities in the absence of the indemnification provisions of this Agreement.

Section 10.7. Recoupment Against Escrow Agreement.  Any indemnification to which a Buyer Indemnitee is entitled under this Agreement as a result of any Damages it may incur shall first be made as a payment to such Buyer Indemnitee from the Indemnification Holdback held in escrow in accordance with the terms of the Escrow Agreement.

Section 10.8. Treatment of Payments.  All payments made pursuant to this Article X shall be treated as an adjustment to the Purchase Price, except as otherwise required by applicable Legal Requirement.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1. Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the applicable facsimile number specified in this Section prior to 5:30 p.m. (Houston time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the applicable facsimile number specified in this Section on a day that is not a Business Day or later than 5:30 p.m. (Houston time) on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given.  Notices shall be addressed to:

if to the Target Company prior to the Closing:	SSI Chusei, Inc. 12500 Bay Area Blvd. Pasadena, TX 77507 Attn: Peter Loggenberg Phone: (281) 474-7500 Facsimile: (281) 474-2731
if to the Seller:	Schumann/Steier Holdings, LLC 2525 Ponce de Leon Blvd., Suite 650 Coral Gables, FL 33134 Attn: Arthur A. Steier Phone: (305) 442-2999 Facsimile: (305) 442-9666
in each case above, with a copy to:	The Johnson Law Firm 2134 Hollywood Blvd. Hollywood, FL 33020 Attn: Stephen P. Johnson Phone: (954) 923-4604 Facsimile: (954) 923-6545

if to the Buyer or Parent:	Trecora Resources 1650 Highway 6, Suite 190 Sugar Land, TX 77478 Attn: Simon Upfill-Brown Phone: (409) 385-8300 Facsimile: (281) 980-5533
with a copy to:	Brewer & Pritchard, P.C. 3 Riverway, Suite 1800 Houston, TX 77056 Attn: Thomas C. Pritchard and Sondra Jurica Phone: (713) 209-2950 Facsimile: (713) 659-5302

Section 11.2. Entire Agreement.  Except for the Confidentiality Agreement, this Agreement and the Transaction Agreements (including all disclosure schedules and exhibits hereto and thereto) contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto.

Section 11.3. Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.4. Confidentiality.  All information which is not public knowledge disclosed heretofore or hereafter by any Party to any other Party in connection with this Agreement (including the existence of this Agreement and the terms thereof) shall be kept confidential by such other Party, and shall not be used by such other Party otherwise than for use as herein contemplated, except to the extent (a) it is or hereafter becomes public knowledge or becomes lawfully obtainable from other sources, including a third party who is under no obligation of confidentiality to the Party disclosing such information or to whom information was released without restriction, or (b) such other Party is compelled to disclose such information by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, the SEC or the NYSE, or (c) such duty as to confidentiality and non-use is waived by such disclosing Party.

Section 11.5. Expenses.  Except as otherwise expressly provided herein, each Party shall bear the respective legal, accounting and other costs and expenses of any nature, relating to or in connection with the consummation of the transactions contemplated by this Agreement, incurred by each of them, whether or not this Agreement is consummated or terminated.

Section 11.6. Further Actions.  At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 11.7. Governing Law; Venue.  This Agreement shall be governed and construed in accordance with the internal laws of Texas.  Each Party hereby consents and agrees that the United States District Court or any other court having situs within Harris County, Houston, Texas shall have exclusive jurisdiction to hear and determine any claims or disputes among the Parties pertaining to, arising out of, or relating to this Agreement or the transactions contemplated hereby.  Each Party waives any objection based upon lack of personal jurisdiction, improper venue or forum nonconveniens.

Section 11.8. Assignment.  Subject to the provisions hereof, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.  This Agreement shall not be assignable prior to Closing, except that the Buyer may assign its respective rights and obligations to any wholly-owned subsidiary of the Buyer on the condition that Buyer shall continue to be bound by this Agreement.  No assignment of this Agreement shall relieve the Parties of their respective obligations hereunder.  Any assignment shall be subject to all applicable governmental approvals.

Section 11.9.  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.10.  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

Section 11.11. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 11.12. Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.13. The Target Company Disclosure Schedule and Exhibits.  The Target Company Disclosure Schedule and the Exhibits hereto are a part of this Agreement as if set forth in full herein.  Information set forth in the Target Company Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement unless a specific cross-reference is made to such article or section of this Agreement.  The Target Company Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement.

Section 11.14. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

[Signature Page Follows]

This Agreement has been executed by the Parties hereto as of the date first above written.

TRECORA RESOURCES

By:           /s/ Nick Carter
Name:      Nick Carter
Title:        President/CEO

TEXAS CHEMICAL & OIL CO. II, INC.

By:           /s/ Nick Carter
Name:      Nick Carter
Title:        President

SSI CHUSEI, INC.

By:           /s/ Arthur A. Steier
Name:      Arthur A. Steier
Title:        Chairman of the Board

SCHUMANN/STEIER HOLDINGS, LLC

By:           /s/ Arthur A. Steier
Name:      Arthur A. Steier
Title:        Manager

EXHIBIT A

Certain Definitions

“Action” means any action, cause of action (whether at law or in equity), arbitration, claim or complaint by any Person alleging potential liability, wrongdoing or misdeed of another Person, or any administrative or other similar proceeding, criminal prosecution or investigation by any Governmental Authority alleging potential liability, wrongdoing or misdeed of another Person.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, for purposes of this Agreement, the Company shall not be considered an Affiliate of Seller.  For purposes of this definition, “control” with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Accounting Principles” shall mean GAAP applied on a basis consistent with past practices of the Target Company.

“Agreement” shall have the meaning specified in the Preamble.

“Annual Premium Renewal” shall mean the annual premium payment paid by Target Company in September 2014 in connection with the 2014-2015 renewal of the insurance policies set forth on Schedule 2.18.

“Applicable Tax Law” means any law of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, as defined below, including regulations and other official pronouncements of any Governmental Authority or political subdivision of such jurisdiction charged with interpreting such laws.

“Applicable Anti-Corruption Laws” shall have the meaning specified in Section 2.30.

“Balance Sheet” shall mean an unaudited balance sheet of Target Company as of June 30, 2014.

“BPC” shall mean Baker Petrolite Corporation.

“BPC” Manufacturing Agreement” means that certain Manufacturing Agreement, dated as of May 11, 2011, as amended, by and between the Target Company and BPC.

“Business” shall mean the business conducted by the Target Company, individually, jointly or in collaboration with or through third parties, including researching, producing, manufacturing, tolling, marketing, developing, distributing, trading, importing, exporting and selling by-product Polyethylene wax.

“Business Assets” shall have the meaning specified in Section 2.31.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized by law or executive order to be closed.

“Buyer” shall have the meaning specified in the Preamble.

“Buyer Disclosure Schedule” shall have the meaning specified in Article III.

“Buyer Indemnitee” shall have the meaning specified in Section 10.2(a).

“Claim Notice” shall have the meaning specified in Section 10.4(a).

“Closing” shall have the meaning specified in Section 1.4.

“Closing Date” shall have the meaning specified in Section 1.4.

“Closing Working Capital” shall mean the amount calculated by subtracting the Current Liabilities as of 12:01 AM (central time) on the Closing Date from the Current Assets as of 12:01 AM (central time) on the Closing Date.

“Closing Working Capital Statement” shall have the meaning specified in Section 1.5(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Information” shall have the meaning specified in Section 4.18.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated June 13, 2014, by and between Seller and Buyer.

“Contracts” shall have the meaning specified in Section 2.9(a).

“Copyrights” means any and all copyrights, copyrightable works and databases (or other collections of information, data, works or other materials).

“Current Assets” means (i) accounts receivable and inventory, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements, and (ii) the items listed on Schedule 1.5(b)(i).  Notwithstanding the forgoing, when the Closing Working Capital is calculated, any outstanding accounts receivable owed by the Seller or any other Affiliate of the Seller (other than the open sales orders set forth on Schedule 2.22) which will be settled, discharged, offset, or paid as contemplated by Section 5.9 shall not be included as Current Assets.

“Current Liabilities” means (i) accounts payable, payables to employees (including payroll, benefits, and associated payroll taxes), accrued taxes and accrued expenses (including audit fees) that relate to the period prior to the Closing Date, (ii) the current portion of long term debt owed to Wells Fargo Bank, N.A., subsection (i) and (ii) of which is determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements, (iii) all accounts payable and accrued expenses with respect to goods and services received by Target Company but for which invoices have not yet been received by Target Company that relate to the period prior to the Closing Date, and (iv) the items listed on Schedule 1.5(b)(ii).  Notwithstanding the forgoing, when the Closing Working Capital is calculated, any outstanding amounts owed to the Seller or any other Affiliate of the Seller which will be settled, discharged, offset, or paid as contemplated by Section 5.9 shall not be included as Current Liabilities.

“Damages” shall mean all costs, damages, Losses, disbursements or expenses (including, but not limited to interest and reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement) that are actually imposed or otherwise actually incurred or suffered by the indemnified person, but shall not include remote, speculative, exemplary or punitive damages or damages not probable or reasonably foreseeable as a result of a breach of this Agreement (unless such damages have been awarded to a third party and as to which an Indemnifying Party is determined to be liable).

“Deductible” shall have the meaning specified in Section 10.3(a).

“Deficit” shall have the meaning set forth in Section 1.5(e) hereof.

“Demand Notice” shall have the meaning specified in Section 10.4(f) hereof.

“DOJ” shall mean the United Stated Department of Justice.

“Embedded Software” shall have the meaning specified in Section 2.24(d).

“Employee Benefit Plan” means any written retirement plan, pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, top-hat or supplemental benefit plan, vacation pay, sickness, disability or death benefit plan, employee group life insurance plan, group health plan including, without limitation, medical, prescription, dental or vision, employee stock option or stock purchase plan, bonus or incentive plans or programs, change-in-control arrangement, Section 125 cafeteria plan, health care reimbursement, dependent care reimbursement, severance pay plan, salary continuation plan, consulting agreement,  program, policy, practice or agreement, or arrangement, tuition assistance plan, adoption assistance plan, and each other employee benefit plan, program, policy, practice, agreement or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Environmental Condition” means any condition of the Environment with respect to the Target Company-Owned Real Property that violates any Environmental Requirements or, even though not violative of any Environmental Requirements, nevertheless results in any liability or obligation to take Remedial Action under any Environmental Requirement.

“Environmental Requirements” shall mean all Legal Requirements concerning non-employee human health and safety or the protection of the environment or natural resources from contamination or pollution, including the generation, treatment, storage, disposal, investigation, remediation or, release of any Hazardous Materials.

“Environment” means soil, surface water, groundwater, land, sediments, surface or subsurface strata, ambient air or indoor air.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Legal Requirements and affecting, or relating to, the business of the Company or any Subsidiary of the Company as currently conducted.

“EPA” means the United States Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations promulgated thereunder.

“ERISA Affiliate” means any other Person which, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” shall mean Bank of America.

“Escrow Agreement” shall have the meaning specified in Section 1.3.

“Escrowed Cash” shall have the meaning specified in Section 1.3.

“Estimated Tax Payment” shall be aggregate of (i) the portion of the Purchase Price subject to Tax withholding pursuant to the provisions of federal, state, local or non-U.S. law, as listed on Schedule 8.1(a); and (ii) estimated franchise tax reflecting the reporting activity of the Target Company prior to Closing.

“Excluded and Assigned Liabilities” shall have the meaning specified in Section 1.6.

“Final Closing Statement” shall have the meaning specified in Section 1.5(c).

“Final Net Working Capital Amount” shall have the meaning specified in Section 1.5(c).

“Financial Statements” shall include the balance sheets, the related audited statements of income, stockholders’ equity and cash flow of the Target Company for the years ended

December 31, 2013 and 2012 and the balance sheets and unaudited statements of income, stockholders’ equity and cash flow of the Target Company for the six month periods ended June 30, 2014 and June 30, 2013 (together with related notes and the report thereon by the Target Company’s independent certified public accountants).

“FTC” shall mean the Federal Trade Commission.

“Fundamental Representations” shall mean Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.28 of this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any national, federal, state, provincial, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department, branch or any political or other subdivision or instrumentality of any such government, any self-regulatory body or any arbitrator in any case that has jurisdiction over a Party or any of its assets, and shall include for the avoidance of doubt, any competition authority with jurisdiction to review the transactions contemplated hereby.

“Hazardous Material” shall mean any substance, material or waste that (i) is regulated under any Environmental Requirement, (ii) without limitation of the generality of clause (i), is deemed under or by any Environmental Requirement or Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “solid waste,” “waste,” a “nuisance,” a “pollutant” or words with similar meaning, and includes hydrocarbons, petroleum and petroleum products, crude oil or any fraction or by-product thereof, polychlorinated biphenyls (PCBs), PCB wastes, asbestos or asbestos containing products and materials and radioactive substances or (iii) the presence of which requires Remedial Action pursuant to applicable Environmental Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations thereunder.

“Knowledge” in connection with any representation or warranty given by the Seller, shall mean the actual knowledge of Arthur A. Steier and Peter Loggenberg and the knowledge that Mr. Steier and Mr. Loggenberg would have, after due inquiry; and “knows” or “is aware” shall have a correlative meaning.

“Indemnification Holdback” shall have the meaning specified in Section 1.3.

“Indemnified Party” is a Party entitled to indemnification under this Agreement.

“Indemnifying Party” is a Party obligated to indemnify an Indemnified Party under this Agreement.

“Independent Accounting Firm” shall be Holtzman Partners (Austin, Texas).

“Insurance Premium Reimbursement” shall be an amount equal to the following formula: (365 – Y) x (Annual Premium Renewal ÷ 365), where “Y” equals the number of days from September 22, 2014 to the Closing Date.

“Liabilities” means any and all debts, losses, liabilities, offsets, claims, damages, fines, commitments, obligations, payments and accounts payable (including, without limitation, those arising out of any award, demand, assessment, settlement, judgment or compromise relating to any Action), and accruals for out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any Action) of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown.

“Licenses and Permits” shall have the meaning specified on Section 2.23.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance, adverse claim (whether pending or, to the knowledge of the Person against whom the adverse claim is being asserted, threatened) or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind, including, without limitation, any easement, servitude, encroachment, conditional sale or other title retention agreement, any right of first refusal on real property, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction (other than a financing statement which is filed or given solely to protect the interest of a lessor).

“Legal Requirements” shall mean all statutes, laws, ordinances, codes, rules, regulations or other legal requirement enacted, adopted, promulgated or applied by any Governmental Authority.

“Licensed Software” shall have the specified in Section 2.24(d).

“Litigation” shall have the meaning specified in Section 2.27.

“Losses” shall mean losses, costs, damages, liabilities, interest, deficiencies, settlements, awards, judgments, fines, assessments, penalties, obligations, demands, claims, actions, causes of action and reasonable expenses of defense thereof.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate, is, or could reasonably be expected to be a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Target Company or the Business, taken as a whole; provided, however, none of the following, to the extent arising after the date of this Agreement, shall constitute a Material Adverse Effect: (i) any circumstance, change or effect brought about by general economic conditions; or (ii) changes in the Target Company’s industry or effect brought about by such changes.

“Notice Period” shall have the meaning specified in Section 10.4(b) hereof.

“NYSE” means the New York Stock Exchange.

“Objection Notice” shall have the meaning specified in Section 1.5(c).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Original Claim Notice” shall have the meaning specified in Section 10.4(f).

“Owned Software” shall have the meaning specified in Section 2.24(c).

“Owner’s Title Policy” shall have the meaning specified in Section 4.14.

“Parent” shall have the meaning specified in the Preamble.

“Party” or “Parties” shall have the meaning specified in the Preamble.

“Patents” means any and all patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, statutory invention registrations and rights in respect of utility models or industrial designs and like rights.

“Permitted Encumbrances” shall have the meaning specified in Section 2.13.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Authority, joint venture, labor union, estate, unincorporated organization, private agency or other entity.

“Post-Closing Adjustment Amount” shall have the meaning specified in Section 1.5(a).

“Pre-Closing Tax Period” means, with respect to the Target Company, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Prime Rate” shall mean, for any day, the rate of interest per annum (over a year of 360 days) announced by JPMorgan Chase Bank, N.A. (or any successor thereto) from time to time, as its “base rate” in effect on such date.

“Proprietary Rights” shall mean, collectively, any and all intellectual property rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i)  Trade Secrets; (ii) Patents, and inventions and invention disclosures, whether or not patentable; (iii) Trademarks; (iv) Copyrights; (v) the Software; (vi) domain names; (vii) all moral rights and other protectable intellectual property and proprietary rights of a similar nature; in each case of (i) to (vi) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Purchase Price” shall have the meaning specified in Section 1.2.

“QSub” shall have the meaning specified in Section 8.1(c).

“Related Party Agreements” means all agreements, loans, advances and commitments, whether written or oral, with respect of the Target Company, on the one hand, and the Seller or the Seller’s Affiliates, on the other hand.

“Related Claim Notice” shall have the meaning specified in Section 10.4(f) hereof.

“Remedial Action” shall mean all action necessary:  (i) to cleanup, close, remove, treat or in any other way remediate any Hazardous Material; (ii) to prevent or contain the release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture of any Hazardous Material so that it does not endanger or otherwise adversely affect the environment or public health or welfare; or (iii) to perform studies, investigations or monitoring, in, under or of any real property, tangible assets or facilities.

“Required Consents” shall have the meaning specified in Section 2.29.

“Restrictive Period” shall have the meaning specified in Section 4.10(a)

“Restricted Business” shall have the meaning specified in Section 4.10(a).

“Restricted Products and Services” shall have the meaning specified in Section 4.10(a)

“Restricted Territories” shall have the meaning specified in Section 4.10(a).

“SEC” means the United States Securities and Exchange Commission.

“Seller” shall have the meaning specified in the Preamble.

“Shares” shall have the meaning specified in the Recitals.

“Shortfall Fee” shall have the meaning ascribed to it in the BPC Manufacturing Agreement.

“Software” shall mean all software, including without limitation data files, source code, object code, application programming interfaces, computerized databases and other software-related specifications and documentation.

 “Straddle Period” means, with respect to the Target Company, any Tax Period that begins before and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, another Person of which such Person, directly or indirectly through one or more Subsidiaries, beneficially owns capital stock or other equity interests having in the aggregate fifty percent (50%) or more of the total combined voting power, without giving effect to any contingent voting rights, in the election of directors (or Persons fulfilling similar functions or duties) of such owned Person.

“Surplus” shall have the meaning specified in Section 10.1(a)1.5(d) hereof.

“Survival Date” shall have the meaning specified in Section 10.1(a) hereof.

“Target Amount” shall mean US $1,670,000.

“Target Company” shall have the meaning specified in the Preamble.

“Target Company Disclosure Schedule” shall have the meaning specified in Article II.

“Target Company Proprietary Rights” shall have the meaning specified in Section 2.24(a).

“Target Company-Owned Real Property” shall have the meaning specified in Section 2.12(a).

“Taxes” mean:

(A) any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority (whether national, local, municipal or otherwise, domestic or foreign) or political subdivision thereof;

(B) any interest, penalties, additions to tax or similar charges; and

(C) any liability for the payment of any amount of any tax described in clause (A) as a result of the Target Company being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group (whether any of the foregoing are imposed by law, contractual agreement or otherwise).

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any governmental or quasi-Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Laws.

“Tax Returns” mean any or all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

“Third Party Claim” shall have the meaning specified in Section 10.4(a) hereof.

“Trade Secrets” means any and all trade secrets, business, technical, non-public, confidential or proprietary information, know-how and rights to limit the use or disclosure thereof by any Person.

“Trademarks” means any and all trademarks, trade names, service marks, certification marks, trade dress, logos, slogans, labels, corporate names and other source identifiers, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated with any of the foregoing throughout the world.

“Transaction Agreements” means this Agreement, all of the other agreements and documents referred to herein, executed in connection herewith or contemplated hereby to which the Target Company or the Seller is a party.